EXECUTION COPY








                     ASSET PURCHASE AGREEMENT


                       DATED JUNE 17, 1999,


                              AMONG

             DANKA OFFICE IMAGING COMPANY, AS SELLER

                      DANKA HOLDING COMPANY


                               AND

                 XEROX CORPORATION, AS PURCHASER



                        TABLE OF CONTENTS

                   [Not part of this Agreement]


ARTICLE I      Purchase and Sale of Assets . . . . . . . . . . .1
     1.1       Agreement to Purchase and Sell. . . . . . . . . .1
     1.2       Enumeration of Purchased Assets . . . . . . . . .2
     1.3       Real Estate and Intellectual Property . . . . . .4
     1.4       Excluded Assets . . . . . . . . . . . . . . . . .4

ARTICLE II     Assumption of Liabilities . . . . . . . . . . . .6
     2.1       Agreement to Assume . . . . . . . . . . . . . . .6
     2.2       Description of Assumed Liabilities.   . . . . . .6
     2.3       Excluded Liabilities. . . . . . . . . . . . . . .7

ARTICLE III    Purchase Price, Manner of Payment and
               Closing . . . . . . . . . . . . . . . . . . . . .9
     3.1       Purchase Price. . . . . . . . . . . . . . . . . .9
     3.2       Allocation of Purchase Price
               and the Consideration . . . . . . . . . . . . . .9
     3.3       Time and Place of Closing . . . . . . . . . . . 10
     3.4       Manner of Payment of the Purchase Price . . . . 10
     3.5       Purchase Price Adjustment . . . . . . . . . . . 11

ARTICLE IV     Representations and Warranties. . . . . . . . . 13
     4.1       General Statement . . . . . . . . . . . . . . . 13
     4.2       Purchaser's Representations and Warranties. . . 13
     4.3       Seller's Representations and Warranties . . . . 14
     4.4       Limitation on Warranties. . . . . . . . . . . . 29
     4.5       Definition of Knowledge . . . . . . . . . . . . 29

ARTICLE V      Conduct Prior to the Closing. . . . . . . . . . 30
     5.1       General . . . . . . . . . . . . . . . . . . . . 30
     5.2       Seller's Obligations. . . . . . . . . . . . . . 30
     5.3       Purchaser's Obligations . . . . . . . . . . . . 31
     5.4       Joint Obligations . . . . . . . . . . . . . . . 32

ARTICLE VI     Conditions to Closing . . . . . . . . . . . . . 34
     6.1       Conditions to Seller's Obligations. . . . . . . 34
     6.2       Conditions to Purchaser's Obligations . . . . . 34

ARTICLE VII    Closing . . . . . . . . . . . . . . . . . . . . 35
     7.1       Form of Documents . . . . . . . . . . . . . . . 35
     7.2       Purchaser's Deliveries at the Closing . . . . . 35
     7.3       Seller's, DBS's and Holdings' Deliveries at the
               Closing . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VIII   Post-Closing Agreements . . . . . . . . . . . . 39
     8.1       Post-Closing Agreements . . . . . . . . . . . . 39
     8.2       Inspection of Records . . . . . . . . . . . . . 39
     8.3       Certain Tax Matters . . . . . . . . . . . . . . 39
     8.4       Use of Trademarks; References to Seller . . . . 41
     8.5       Payments of Accounts Receivable . . . . . . . . 41
     8.6       Third Party Claims. . . . . . . . . . . . . . . 41
     8.7       Products Liability Insurance. . . . . . . . . . 41
     8.8       Post Closing Services . . . . . . . . . . . . . 41
     8.9       Non-Assignment. . . . . . . . . . . . . . . . . 43
     8.10      Use of Seller's Trademarks. . . . . . . . . . . 44
     8.11      Non-Solicitation. . . . . . . . . . . . . . . . 44
     8.12      Further Assurances. . . . . . . . . . . . . . . 45

ARTICLE IX     Employees and Employee Benefit Plans. . . . . . 45
     9.1       Employment of Seller's Employees. . . . . . . . 45
     9.2       Welfare Benefits. . . . . . . . . . . . . . . . 46
     9.3       401(k) Plan . . . . . . . . . . . . . . . . . . 46
     9.4       Liabilities Accrued Prior to Closing. . . . . . 46
     9.5       Vacation. . . . . . . . . . . . . . . . . . . . 47

ARTICLE X      Indemnification . . . . . . . . . . . . . . . . 47
     10.1      General . . . . . . . . . . . . . . . . . . . . 47
     10.2      Certain Definitions . . . . . . . . . . . . . . 47
     10.3      Indemnification Obligations of Seller . . . . . 47
     10.4      Limitation on Seller's Indemnification
               Obligations . . . . . . . . . . . . . . . . . . 48
     10.5      Purchaser's Indemnification Covenants . . . . . 50
     10.6      Cooperation . . . . . . . . . . . . . . . . . . 51
     10.7      Third Party Claims. . . . . . . . . . . . . . . 51
     10.8      Environmental Indemnities . . . . . . . . . . . 53
     10.9      Tax Indemnities . . . . . . . . . . . . . . . . 53
     10.10     Indemnification Exclusive Remedy. . . . . . . . 54

ARTICLE XI     Effect of Termination/Proceeding. . . . . . . . 54
     11.1      General . . . . . . . . . . . . . . . . . . . . 54
     11.2      Right to Terminate. . . . . . . . . . . . . . . 54
     11.3      Certain Effects of Termination. . . . . . . . . 55
     11.4      Remedies. . . . . . . . . . . . . . . . . . . . 56
     11.5      Right to Damages. . . . . . . . . . . . . . . . 56

ARTICLE XII    Miscellaneous . . . . . . . . . . . . . . . . . 56
     12.1      Fees. . . . . . . . . . . . . . . . . . . . . . 56
     12.2      Sales and Transfer Taxes. . . . . . . . . . . . 56
     12.3      Definition of  Reasonable Efforts . . . . . . . 57
     12.4      Publicity . . . . . . . . . . . . . . . . . . . 57
     12.5      Notices . . . . . . . . . . . . . . . . . . . . 57
     12.6      Expenses. . . . . . . . . . . . . . . . . . . . 58
     12.7      Entire Agreement. . . . . . . . . . . . . . . . 58
     12.8      Non-Waiver. . . . . . . . . . . . . . . . . . . 59
     12.9      Counterparts. . . . . . . . . . . . . . . . . . 59
     12.10     Severability. . . . . . . . . . . . . . . . . . 59
     12.11     Applicable Law. . . . . . . . . . . . . . . . . 59
     12.12     Binding Effect; Benefit.. . . . . . . . . . . . 59
     12.13     Assignability . . . . . . . . . . . . . . . . . 60
     12.14     Amendments. . . . . . . . . . . . . . . . . . . 60
     12.15     Headings. . . . . . . . . . . . . . . . . . . . 60
     12.16     Governmental Reporting. . . . . . . . . . . . . 60
     12.17     Waiver of Trial by Jury . . . . . . . . . . . . 60
     12.18     Rule of Construction. . . . . . . . . . . . . . 60
     12.19     Consent to Jurisdiction . . . . . . . . . . . . 60
     12.20     Definitions . . . . . . . . . . . . . . . . . . 61

EXHIBITS

Exhibit A - Material Consents
Exhibit B - Permits
Exhibit C - Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
            and Martin Wagner
Exhibit D - Opinion of Altheimer & Gray
Exhibit E - Opinion of Clifford Chance

SCHEDULES

Disclosure Schedule
Schedule 1.4(l) - Excluded Agreements
Schedule 1.4(m) - Schedule of Other Excluded Assets
Schedule 2.2(c) - Assumed Change of Control Benefits
Schedule 3.2 - Allocation of Cash Amount
Schedule 3.5 - Accounting Methods
Schedule 5.3(c) - Bonds
                     ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made June 17, 1999 (the "Execution Date"), among DANKA OFFICE IMAGING COMPANY, a Delaware corporation
("Seller"), DANKA HOLDING COMPANY, a Delaware corporation
("Holdings"), and Xerox Corporation, a New York corporation
("Purchaser").


                         R E C I T A L S

     A. Seller, through its so-called Omnifax, dex Business Systems and EBS Divisions, refurbishes, distributes and services facsimile machines and remanufactures and sells toner cartridges and other consumables for facsimile machines. The business of Seller of refurbishing, distributing and servicing facsimile machines and remanufacturing and selling toner cartridges and other consumables for facsimile machines, through such Divisions, is herein referred to as the "Business." Holdings owns certain real estate used by Seller primarily in the Business and certain intellectual property used primarily in the Business.

     B. Seller desires to sell to Purchaser all of Seller's assets used exclusively in the Business as well as those assets used primarily in or relating primarily to the Business and its operation, Holdings desires to sell such real estate and intellectual property used exclusively in the Business as well as that Real Estate and Intellectual Property (each as herein defined) used primarily in or relating primarily to the Business to Purchaser, and Purchaser desires to purchase said assets, all on the terms and subject to the conditions contained in this Agreement.

     C. Danka Business Systems, PLC ("DBS") desires to guarantee the performance of all of Seller's and Holdings' obligations under this Agreement.


                       A G R E E M E N T S

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                            ARTICLE I

                   Purchase and Sale of Assets

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement,

          (a) Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the assets, properties and rights as of the Closing Date (as herein defined), wherever situated or located, of Seller which are used exclusively in or relate exclusively to the conduct of the Business as well as those assets which are used primarily in or relate primarily to the conduct of the Business or which are described in Section 1.2 (the "Purchased Assets"), free and clear of Liens (as defined herein) other than Permitted Liens (as defined herein). Without limiting the generality of the foregoing, the Purchased Assets shall not include any of the assets, properties and rights described in Section
     1.4 (the "Excluded Assets");

          (b) Purchaser agrees to purchase from Holdings, and Holdings agrees to sell to Purchaser, the real estate owned by Holdings which is described in Section 1.3 (the "Real Estate") and the intellectual property owned by Holdings which is used primarily in the Business and described in
     Section 1.3 (the "Holdings Intellectual Property"); and

          (c)  Purchaser agrees to purchase from Danka Group B.V.
     the Intellectual Property owned by Danka Group B.V. which is used primarily in the Business.

     1.2 Enumeration of Purchased Assets. The Purchased Assets shall include without limitation the following assets owned by Seller and all of the tangible personal property used exclusively in the Business as well as those assets used primarily in the Business, and, in each case, all of Seller's right, title and interest thereto, except to the extent that any of the foregoing are also enumerated in Section 1.4 as being Excluded Assets:

          (a) all inventory held for use primarily in the conduct of the Business (including, without limitation, raw materials, work in process, finished goods, service parts and supplies) (the "Inventories");

          (b) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, copiers, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than inventory) used primarily in the conduct of the Business;

          (c) all leasehold interests and leasehold improvements created by all leases, including, without limitation, capitalized leases, of personal property used primarily in connection with the Business under which Seller is a lessee or lessor;

          (d) Seller's entire leasehold interest as lessee of real property used primarily in connection with the Business
     (the "Leased Premises");

          (e) all trade accounts receivable, notes receivable (including with respect to leases of equipment), negotiable instruments and chattel paper received as a result of the conduct of the Business (excluding accounts receivable from Seller and its Affiliates included in the Intercompany Accounts) (the "Accounts Receivable");

          (f) all deposits and rights with respect thereto in connection with the Business;

          (g) subject to Section 8.9, all contracts (and benefits arising therefrom) relating primarily to or arising primarily out of the Business, all rights against suppliers for repair or replacement of defective products covering any of the tangible assets of the Business, to the extent legally transferable, and all Permits (as herein defined) and Environmental Permits (as herein defined);

          (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;

          (i) subject to Section 8.9, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software leases, licenses (including the so-called "OMD" software license) and agreements and technical service agreements relating primarily to the Business;

          (j) all customer lists, customer records and information relating primarily to the Business;

          (k) all books and records relating primarily to the Business, including, without limitation, blueprints, drawings and other technical papers, personnel, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, asset registry, ledgers, and books of original entry, all insurance records and OSHA and EPA files;

          (l) all rights in connection with prepaid expenses with respect to the Purchased Assets (the "Prepaids");

          (m) all letters of credit issued to Seller relating primarily to the Business;

          (n) all sales and promotional materials, catalogues and advertising literature relating primarily to the Business;

          (o) all telephone numbers and telephone directories relating primarily to the Business and all lock boxes relating primarily to the Business to which Seller's account debtors remit payments;

          (p) except as provided in Section 1.4(p) all intellectual property rights used by Seller primarily in or relating primarily to the Business or its operations (collectively with the Holdings Intellectual Property, the "Intellectual Property") (including, without limitation, U.S. and foreign patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, customer and supplier lists, business and marketing plans, U.S. and foreign copyrights, U.S. and foreign trademarks, service marks, trade or business names, trade dress and slogans (and all registrations of such copyrights, trademarks, service marks, trade names, trade dress and slogans, and all applications for registration thereof), Software (as defined herein), licenses and rights with respect to the foregoing) and all goodwill associated with such intellectual property rights;

          (q) all rights (including claims) related primarily to the Purchased Assets or Assumed Liabilities; and

          (r)  all rights in and to claims, rights of
     indemnification and causes of action against third parties to the extent they relate to the Business or its conduct, the Purchased Assets or the Assumed Liabilities; provided that notwithstanding the inclusion of the foregoing rights, Seller shall continue to enjoy all rights in and to such claims, rights of indemnification and causes of action, together with Purchaser, but only to the extent such claims, rights of indemnification and causes of action relate to the Excluded Assets or the Excluded Liabilities. With respect to claims, rights of indemnification and causes of action with respect to a matter or series or group of matters that are asserted by Seller and Purchaser ("Joint Claims"), Seller and Purchaser agree to cooperate with each other to determine the relative value of each party's claim and to share in such limitations as may be applicable to any Joint Claims on a pro rata basis with the relative value of each party's claim;

     1.3 Real Estate and Intellectual Property. The Real Estate and Intellectual Property to be sold by Holdings shall consist of the following:

          (a) the Real Estate shall consist of that certain real property commonly known as Unit B-27, 6065 NE 167th Street, Miami, Florida and all appurtenances, easements and other rights, buildings and other improvements located thereon;

          (b) the Holdings Intellectual Property shall consist of all intellectual property rights, if any, of Holdings, used primarily in or relating primarily to the Business or its operations (including, without limitation, all trademarks, designs, service marks, Internet domain names, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof), Software (as herein defined), licenses and rights with respect to the foregoing and all goodwill associated with such intellectual property rights.

     1.4 Excluded Assets. The Excluded Assets shall consist of the following items:

          (a)  all cash on hand and in banks and cash equivalents
     (exclusive of letters of credit issued by customers of Seller), and marketable securities and the like;

          (b) Seller's bank accounts (exclusive of the lock box accounts referred to in Section 1.2(o)), checkbooks and canceled checks;

          (c) all contracts with, and claims and rights against, Seller or any of Seller's Affiliates (as herein defined) including those included in the accounts maintained by Seller in accordance with its customary practices, in which there are recorded or reflected the amounts owed by any business of Seller or any of its Affiliates to the Business or by the Business to any business of Seller or any of its Affiliates, attributable to intercompany transactions (the "Intercompany Accounts");

          (d) rights in and to claims (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims are not primarily related to the Purchased Assets or the Assumed Liabilities (as herein defined), and rights in and to claims (and benefits to the extent they arise therefrom) that relate to Excluded Liabilities (as herein defined);

          (e) insurance policies of Seller and rights in connection therewith;

          (f) rights arising from prepaid expenses, if any, with respect to Excluded Assets;

          (g) rights arising from any refunds due (including, without limitation, any retrospective premium adjustments) with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds due and unpaid from federal, state, foreign and/or local taxing authorities with respect to taxes heretofore paid by Seller or its predecessors;

          (h) deposits of Seller, Holdings or their predecessors with any federal, state, local or foreign tax authorities, including, without limitation, tax deposits, prepayments and estimated payments;

          (i) except as provided in Section 1.2(r) and notwithstanding Section 1.4(d) above, all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Closing Date, including, without limitation, those against any person under any purchase or other agreement pursuant to which Seller or any of its Affiliates acquired any portion of the Business or those arising by operation of law or equity or otherwise, but excluding claims for repair or replacement of defective products against the suppliers thereof with respect to tangible assets of the Business;

          (j)  Seller's rights under this Agreement;

          (k) Seller's or Holdings' corporate charter, minute and stock record books, and corporate seal, tax returns and tax receipts (other than copies of relevant portions of tax returns and tax receipts relating to Assumed Taxes);

          (l)  the agreements, if any, set forth on Schedule
     1.4(l);

          (m)  the assets, if any, described on Schedule 1.4(m);

          (n) all assets and properties of Seller used, but not primarily, in the conduct of Business;

          (o) all assets of Holdings not specifically enumerated in Section 1.3; and

          (p) all intellectual property rights and any associated goodwill of Seller or Holdings related to the mark "Danka" and any name or mark which consists of or contains the name "Danka", provided, however, that Purchaser shall acquire the exclusive right to use any such marks used primarily in the Business by deleting the name "Danka" therefrom.


                            ARTICLE II

                    Assumption of Liabilities

     2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the liabilities and obligations of Seller with respect to the Business which are described in Section 2.2 (the "Assumed Liabilities"). All liabilities and obligations of Seller enumerated in Section 2.3 are collectively referred to herein as "Excluded Liabilities." Purchaser shall not assume, and Seller shall remain liable for, the Excluded Liabilities.

     2.2  Description of Assumed Liabilities.  The Assumed
Liabilities shall consist of the following, and only the following, liabilities of Seller with respect to the Business:

          (a) accounts payable as of the Closing Date (as herein defined) which are required to be set forth on a balance sheet of the Business in accordance with U.S. generally accepted accounting principles ("GAAP") applied in a manner consistent with the Financial Statements and in accordance with Schedule 3.5, excluding accounts payable to Seller and its Affiliates under the Intercompany Accounts (the accounts payable as to which liability is to be assumed being referred to as the "Assumed Trade Debts");

          (b) all accrued and unpaid expenses as of the Closing Date which are required to be set forth on a balance sheet of the Business in accordance with GAAP applied in a manner consistent with the Financial Statements and in accordance with Schedule 3.5, including, without limitation, accrued vendor payables and accrued salaries, wages, payroll taxes, bonuses, vacation pay and other employee benefits with respect to those employees and former employees of Seller who become employees of Purchaser immediately after the Closing (such accrued salaries, wages, payroll taxes, bonuses, vacation pay and other employee benefits being the "Accrued Employee Expenses"), but excluding all accrued and unpaid expenses payable to Seller under the Intercompany Accounts and all Taxes, except to the extent properly includible in Accrued Employee Expenses or accrued vendor payables;

          (c) liabilities arising after the Closing Date of Seller under any written purchase order, sales order, lease, agreement or commitment of any kind by which Seller is bound, which is assigned to Purchaser and which is set forth in the Disclosure Schedule (or which is not required to be set forth thereon) pursuant to this Agreement (including, without limitation, change in control severance benefits under those agreements listed in Schedule 2.2(c));

          (d) liabilities of Seller arising from events on or after the Closing Date under any Permits (as herein defined) and Environmental Permits (as herein defined) which were issued to Seller prior to the Closing Date to the extent such liabilities relate to the conduct of the Business;

          (e) all liabilities with respect to real estate, personal property or similar ad valorem Taxes arising out of the ownership or the operation of the Business for the taxable period during which the Closing Date occurs (the "Property Taxes") in an amount multiplied by a fraction, the numerator of which is the number of days remaining in such period beginning on the day after the Closing Date, and the denominator of which is the total number of days in such period (the product of the Property Taxes multiplied by such fraction being referred to herein as the "Assumed Taxes"). It is understood and agreed that the Assumed Taxes shall not include that portion of sales and transfer taxes payable pursuant to Section 12.2 by Seller. The Assumed Taxes shall be treated as an Assumed Liability, irrespective of whether, at the time of Closing, liability for the Property Taxes has attached, or whether such Property Taxes have become payable or have been paid by Seller or Holdings;

          (f) product warranty liabilities of Seller with respect to products shipped on or prior to the Closing Date and products constituting finished goods inventory as of the Closing Date;

          (g) liabilities with respect to returns or allowances of products which were sold on or prior to the Closing Date or which constitute finished goods inventory as of the Closing Date; and

          (h) all liabilities arising out of the obligations assumed by Purchaser in Article IX hereof or in the Purchaser's Ancillary Documents.

     2.3 Excluded Liabilities. Notwithstanding Section 2.2 (and without implication that Purchaser is assuming any liability not expressly excluded by this Section 2.3 and, where applicable, without implication that any of the following would constitute Assumed Liabilities but for the provisions of this Section 2.3), the following claims against and liabilities of Seller are excluded and shall not be assumed or discharged by Purchaser and Seller shall be solely and exclusively liable and responsible for all debts, obligations, contracts or liabilities, whether known or unknown, contingent or otherwise, which arise out of the conduct of the Business prior to the Closing which are not Assumed Liabilities (the "Excluded Liabilities") including, without limitation, the following:

          (a) except as provided in Section 2.2(h), any liabilities to Seller or any of Seller's Affiliates (as herein defined) (including any liability reflected in the Intercompany Accounts);

          (b) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

          (c) any liabilities of any of Seller or any of its Affiliates, including Seller's predecessors, for Taxes, irrespective of the manner in which such Taxes are reflected on the financial statements of Seller, other than the Assumed Taxes, payroll taxes or any Taxes in accrued vendor payables included in Section 2.2(b) and that portion of sales and transfer taxes payable pursuant to Section 12.2 by Purchaser;

          (d) any liability for or related to indebtedness of Seller to banks, financial institutions or other persons or entities with respect to borrowed money or otherwise;

          (e) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits and Environmental Permits which are Assumed Liabilities, subject, however, to the provisions of
     Section 8.9;

          (f) any liabilities of Seller to pay severance benefits which arise by virtue of the sale of the Purchased Assets pursuant to the provisions hereof (other than any such liabilities which arise out of any action by Purchaser on or following the Closing Date, it being understood and agreed that any such liabilities constitute Assumed Liabilities hereunder);

          (g) any liability in respect of any wrongful discharge claim or claims under any Federal or state civil rights or similar law, or the Worker Adjustment Retraining and Notification Act ("WARN Act") or any similar local or state law, arising out of the sale of the Purchased Assets or the conduct of the Business by Seller prior to the Closing (other than any such liabilities which arise as a result of actual terminations or layoffs by Purchaser of employees of the Business which occur after the Closing Date and result from the aggregation of any terminations or layoffs of employees of the Business conducted by Seller prior to the Closing Date, it being understood and agreed that any such liabilities constitute Assumed Liabilities hereunder so long as, but only so long as, such employees who were terminated by Seller within the thirty-day period ending on the day immediately before Closing Date are listed in a schedule delivered by Seller to Purchaser at the Closing);

          (h) any claims against or liabilities of Seller for injury to or death of persons or damage to or destruction of tangible property (including, without limitation, any workmen's compensation claim) arising out of the conduct of the Business by Seller, regardless of when said claim or liability is asserted, including, without limitation, any claim or liability for consequential or punitive damages in connection with the foregoing;

          (i) except as specifically provided in Article IX or in any of the Ancillary Agreements or otherwise required by applicable law, any liabilities arising out of or in connection with any of Seller's employee welfare and pension benefit (including profit sharing) plans and any other retirement plan or program;

          (j) except for any such liabilities which arise out of any action by Purchaser following the Closing Date, it being understood and agreed that any such liabilities constitute Assumed Liabilities hereunder, any so-called "sale-bonuses" payable to Seller's employees by reason of the sale of the Purchased Assets, and any liabilities for salaries, wages, bonuses, vacation pay and other compensation which are owed to employees of Seller who, notwithstanding Purchaser's compliance with Section 9.1, do not become employees of Purchaser (without implication that the contrary would otherwise be true, it is understood and agreed that liabilities under the agreements listed in Schedule 2.2(c) do not constitute so-called "sale-bonuses" and are Assumed Liabilities hereunder);

          (k) any liabilities or obligations, whether known or unknown, fixed or contingent, with respect to, or relating to, any Environmental Laws (as herein defined) or any environmental matter, including, but not limited to, any liabilities arising out of any acts, omissions, or conditions that first occurred or existed prior to the Closing Date;

          (l) except as otherwise contemplated hereby, any liability whether presently in existence or arising hereafter which is attributable to an asset that is not a Purchased Asset;

          (m) any liability of Seller for litigation (contingent or otherwise) arising out of, in relation to or caused by the operation of the Business prior to the Closing Date; and

          (n) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Purchaser pursuant to the provisions of Section 2.2.


                           ARTICLE III

          Purchase Price, Manner of Payment and Closing

     3.1 Purchase Price. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, the Real Estate and the Holdings Intellectual Property, Purchaser shall pay at the Closing (as hereinafter defined) the allocable portions of the Cash Amount (as herein defined) to Holdings and Seller, and assume the Assumed Liabilities as of the Closing Date (the Cash Amount and the assumption of the Assumed Liabilities being collectively the "Purchase Price"). As used herein, the "Cash Amount" shall mean the sum of the DOIC Cash Amount (as herein defined) and the Holdings Cash Amount (as herein defined). The Cash Amount shall be $44,998,000, the "DOIC Cash Amount" shall be $41,948,000 and the "Holdings Cash Amount" shall be $3,050,000.

     3.2  Allocation of Purchase Price and the Consideration.

          (a) Purchaser, Holdings and Seller agree that the Cash Amount for the Purchased Assets, the Real Estate and the Holdings Intellectual Property is allocable as between Seller and Holdings as set forth in Schedule 3.2 hereto, based on the net fair market value of the assets and businesses sold by each of Seller and Holdings. Purchaser, Holdings and Seller further agree that prior to the Closing Date they will use their best efforts to determine the amount of the Purchase Price and allocate the total amount of the Purchase Price transferred by Purchaser to each of Seller and Holdings, pursuant to this Agreement in accordance with the fair market value of the assets and the amount of liabilities transferred.

          (b) Purchaser, Holdings and Seller further agree that they will use their best efforts to determine the allocation of the Purchase Price for the Purchased Assets, the Real Estate and the Holdings Intellectual Property to meet the requirements of Section 1060 of the Code. Seller, Holdings and Purchaser each agrees to prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by Section 1060 of the Code and pertinent regulations and Internal Revenue Service instructions, in accordance with any agreement as to the Purchase Price and allocation of the Purchase Price, with respect to those Purchased Assets, the Real Estate and the Holdings Intellectual Property and the Assumed Liabilities required to be reflected on such Form. Purchaser, Holdings and Seller each agrees to submit to the other a draft copy of any Form 8594 it proposes to file with respect to the Purchased Assets, the Real Estate and the Holdings Intellectual Property at least 45 days before the proposed filing date thereof and to jointly discuss and attempt to agree in good faith to the contents thereof. Each party shall provide to the other party the final version of such Form and information promptly after filing. To the extent the Purchase Price for the Purchased Assets, the Real Estate and the Holdings Intellectual Property is adjusted after the Closing Date, the parties agree to revise and amend any agreed Schedule and their respective Forms 8594 in the same manner and according to the same procedure.

          (c)  Any agreed determination, allocation or
     determination and allocation of the Purchase Price to the Purchased Assets, the Real Estate and the Holdings
     Intellectual Property shall be binding on Seller, Holdings and Purchaser for all tax reporting purposes.

     3.3 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606 on the third business day after the conditions set forth in Sections 5.4(e), 6.1(c) and 6.2(d) shall be satisfied or waived, subject, however, to the provisions of Section 11.2; provided, however, that if any of the other conditions to the Closing set forth in
Section 6.1 or Section 6.2 shall not be satisfied or waived, the date of the Closing shall be extended for a period of 10 business days after delivery by Seller to Purchaser (with respect to a condition set forth in Section 6.1) or Purchaser to Seller (with respect to a condition set forth in Section 6.2), as the case may be, of written notice of the condition or conditions which are not satisfied or waived; and provided, further, that if, at the end of such 10 business day period any such condition is not satisfied or waived, the party serving such notice shall be entitled to terminate this Agreement. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date." If the Closing shall occur, it shall be deemed to be effective as of 12:01 a.m., prevailing time at the places where the Purchased Assets are located, on the Closing Date.

     3.4 Manner of Payment of the Purchase Price. The Holdings Cash Amount shall be payable in full on the Closing Date by wire transfer to such account or accounts as Holdings shall designate by written notice to Purchaser on or prior to the Closing Date. The DOIC Cash Amount shall be payable in full on the Closing Date, by wire transfers of immediately available funds. Said wire transfers shall be made to such bank accounts as Seller shall specify by written notice to Purchaser delivered not later than two days before the Closing Date. Such payments shall be made net of any withholding or other tax required by law.

     3.5  Purchase Price Adjustment

          (a) For purposes of this Agreement, the term "Adjusted Stockholders' Equity" of the Business or the Purchased Assets and Assumed Liabilities shall mean as of a particular date, the stockholders' equity of such Purchased Assets and Assumed Liabilities computed in accordance with the methods, formulae, prorations and reserves, and the adjustments thereto, set forth in Schedule 3.5 hereto, and which adjustments shall include the elimination of assets which are not Purchased Assets and liabilities which are not Assumed Liabilities. In particular, the calculation of Adjusted Stockholders' Equity shall exclude all cash and all Intercompany Accounts.

          (b) Within ninety (90) days after the Closing Date, Seller shall deliver to Purchaser (the date of such delivery being the "Adjustment Date") (i) a balance sheet for the Purchased Assets and Assumed Liabilities transferred at the Closing (the "Closing Date Balance Sheet") and (ii) a statement of the Adjusted Stockholders' Equity as of Closing Date (the "Statement of the Closing Date Adjusted Stockholders' Equity" or "Statement"). The Closing Date Balance Sheet and Statement shall (i) have been prepared by Seller and certified by Seller's auditors, KPMG LLP ("KPMG") (or such other firm of independent certified public accountants appointed by Seller for this purpose) in accordance with Schedule 3.5 and otherwise in accordance with GAAP applied in a manner consistent with the Financial Statements, and (ii) set forth the Adjusted Stockholders' Equity of the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Closing Date Adjusted Stockholders' Equity"). In rendering the Closing Date Balance Sheet and the Statement, Seller and its auditors shall consult with Purchaser and its auditors, and permit Purchaser and such auditors at the earliest practicable date access to and copies of the work papers and calculations related to the Statement.

          (c) Purchaser may dispute the calculation of the Closing Date Adjusted Stockholders' Equity only to the extent that Purchaser asserts in good faith that the Closing Date Balance Sheet or Statement was not prepared in accordance with Schedule 3.5 and otherwise in accordance with GAAP applied in a manner consistent with the Financial Statements or, if an item on a Closing Date Balance Sheet or a Statement is not governed by Schedule 3.5 or GAAP applied in a manner consistent with the financial statements, that the treatment of such item on such Closing Date Balance Sheet or Statement was not the most appropriate treatment of such item under GAAP, in any of which cases Purchaser's notification as set forth below shall be accompanied by a report of a nationally recognized independent public accounting firm selected by Purchaser other than the firm used by Seller to prepare the Closing Date Balance Sheet or Statement, stating that such firm concurs with Purchaser's assertion as set forth above. All such disputes shall be resolved in the following manner:

               (i) If Purchaser disputes a calculation of the Closing Date Adjusted Stockholders' Equity, or any portion thereof, Purchaser shall notify Seller in writing within thirty (30) days after the Adjustment Date, and shall specify therein in detail the basis and reason for such dispute and the amount which is in dispute (the "Disputed Amount"), and such notice of dispute shall be accompanied by a certificate of Purchaser's outside accountants certifying that the positions taken by Purchaser in such notice are in accordance with this Agreement and Schedule 3.5;

               (ii) During the thirty (30) day period following the date of such notice, Purchaser and Seller shall attempt to resolve such dispute; and

               (iii) If at the end of the thirty (30) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to such other firm of independent certified public accountants as the parties mutually agree (the "Accounting Firm"), for resolution. The Accounting Firm shall be instructed to use every reasonable effort to perform such services within sixty
          (60) days of the submission to it of any Closing Date Balance Sheet and the related Statement and notice of dispute and, in any case, as soon as practicable after such submission. In connection with the resolution of any such dispute, the Accounting Firm shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Accounting Firm shall allow Purchaser and Seller to present their respective positions regarding the dispute and shall thereafter as promptly as possible provide the parties hereto a written determination of the dispute, such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Accounting Firm may, at its discretion, conduct a conference concerning the disagreement with the Purchaser and the Seller, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings. The Accounting Firm shall determine the proportion of its fees and expenses to be paid by each of the Seller and the Purchaser, based primarily on the degree to which the Accounting Firm has accepted the positions of the respective parties.

          (d) Within five (5) business days after Purchaser and Seller have resolved any dispute relating to the calculations of the Closing Date Adjusted Stockholders'
     Equity:

               (i) Purchaser shall pay to Seller, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (A) the Closing Date Adjusted Stockholders' Equity relating to the Purchased Assets and Assumed Liabilities at the Closing, minus (B) $29,901,573; or, alternatively,

               (ii) Seller shall pay to Purchaser, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (1) $29,501,573, minus (2) the Closing Date Adjusted Stockholders' Equity relating to the Purchased Assets and Assumed Liabilities at the Closing,

     in either case together with interest for the period from the Closing Date to the date of such payment at a rate per annum in effect from time to time equal to the prime interest rate as published in the Wall Street Journal, which rate shall change automatically without notice and simultaneously with each change in such prime interest rate.

          (e)  Notwithstanding the foregoing:  (A)
     notwithstanding the existence of any dispute pursuant to paragraph (c) above, the parties shall make any adjusting payment required under this Section 3.5, to the extent that such adjusting payment is not disputed, at the time and in the manner set forth above and (B) the balance (being any amount in dispute or such different amount compromised and settled by the parties or determined by the Accounting Firm in accordance with the provisions of Section 3.5(c) above) shall be paid in immediately available funds within ten (10) days after such settlement or determination, as the case may be.


                            ARTICLE IV

                  Representations and Warranties

     4.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule"; however, any disclosure set forth on any particular schedule shall be deemed disclosed only for the purpose of such schedule and for such other schedules for which it is obvious on the face of such disclosure that such disclosure is applicable to such other schedules.

     4.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

          (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the state of New York except to the extent the failure to be in good standing is not reasonably likely to have a Purchaser Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Purchaser Material Adverse Effect" means either (i) a material adverse affect on the business, condition (financial or otherwise), assets, prospects or results of operations of Purchaser and its subsidiaries, taken as a whole or (ii) a material adverse effect on the timely performance, including any unreasonable delay therein, by Purchaser of the transactions contemplated by this Agreement.

          (b) Purchaser has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby has been duly and validly approved by the board of directors or a duly appointed committee of the board of directors of Purchaser; and no other corporate proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

          (c) Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino Act"), no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents. No representation is made pursuant to this Section 4.2(c) or 4.2(d) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Seller or by reason of any facts pertaining to Seller.

          (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Purchaser.

          (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement and Purchaser's Ancillary Documents will be a default or an event of acceleration, or grounds for termination, and whereby timely performance by Purchaser according to the terms of this Agreement and Purchaser's Ancillary Documents may be prohibited, prevented or delayed.

          (f) Neither Purchaser nor any of its Affiliates has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller or any of its Affiliates for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which, at the time of determination, that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          (g) Purchaser has all funds required in order to complete the purchase of the Purchased Assets, on the terms contained in this Agreement.

     4.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

          CORPORATE

          (a) Each of Seller and Holdings is a corporation duly organized, existing and in good standing, under the laws of its state of incorporation. Seller has all necessary corporate power and authority to conduct the Business as the Business is now being conducted.

          (b) Each of Seller and Holdings has qualified as a foreign corporation, and is, to the extent applicable, in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets which are used in the Business requires such qualification except where the failures to so qualify and to be in good standing, in the aggregate, are not reasonably likely to have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means either (i) a material adverse effect on the business, condition (financial or otherwise), assets, prospects or results of operations of the Business, taken as a whole or (ii) a material adverse effect on the timely performance, including any unreasonable delay therein, by Seller of the transactions contemplated by this Agreement.

          (c) Each of Seller and Holdings has all necessary corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). The execution, delivery and performance of this Agreement and Seller's Ancillary Documents by Seller and Holdings and the consummation of the transaction contemplated hereby has been duly and validly approved by the board of directors of Seller and the board of directors of Holdings; and no other corporate proceedings or approvals are necessary on the part of Seller or Holdings to authorize the execution, delivery and performance of this Agreement by Seller and the consummation by Seller and Holdings of the transaction contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and Holdings, and constitutes a legal, valid and binding agreement of each of Seller and Holdings, enforceable against each of them in accordance with its terms. The Seller's Ancillary Documents when executed and delivered by Seller will be legal, valid and binding agreements of Seller enforceable against Seller in accordance with their terms.

          (d) Except for filings under the Hart-Scott-Rodino Act, no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance of this Agreement and Seller's Ancillary Documents and the consummation by Seller and Holdings of the transaction contemplated by this Agreement and Seller's Ancillary Documents. No representation is made pursuant to this Section 4.3(d) or 4.3(e) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Purchaser or by reason of any facts pertaining to any of them.

          (e) Neither the execution and delivery and performance of this Agreement and Seller's Ancillary Documents by Seller or Holdings, nor the consummation by Seller and Holdings of the transaction contemplated hereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of Seller's or Holdings' respective Certificates of Incorporation or By-laws, or of any law, permit, statute or administrative regulation or agreement with any federal, state, or local governmental authority, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

          FINANCIAL

          (f) Copies of the balance sheet, statements of income, retained earnings and cash flows, and notes to financial statements (together with any supplementary information thereto) of the Business, as of and for the year ended March 31, 1999, are contained in the Disclosure Schedule. Such financial statements are referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared from the books and records of Seller and present fairly, in all material respects, the financial position of the Business as of the date thereof, and the results of operations and cash flows of the Business for the period covered by said statements, in accordance with GAAP, consistently applied, except as disclosed therein.

          (g)  [Intentionally Omitted]

          (h) Seller has full legal and beneficial title to, and the corporate power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances, mortgages, pledges, security interests, easements, rights of way, covenants, restrictions, rights, options, conditional sales or other title retention agreements of and kind or nature (collectively, "Liens") except for the following: (i) statutory liens for Taxes (as herein defined) not yet due and payable; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable and which, in the aggregate, do not materially detract from the value or use of the Purchased Assets; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets or materially impair the conduct of the Business (collectively, "Permitted Liens").

          (i) (i) For purposes of this Agreement, the term "Taxes" means all Federal, state, local, foreign and other income, sales, use, ad valorem, withholding, goods and services, value added, transfer or other taxes, customs duties or tariffs, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended.

               (ii) There have been filed on a timely basis all returns required to be filed by Seller on or prior to the date hereof pertaining to the Assumed Taxes except for such returns which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

               (iii) To Seller's knowledge, with respect to all amounts in respect of Assumed Taxes imposed upon Seller, or for Assumed Taxes for which Seller is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws have been complied with, and all such amounts required to be paid by Seller to taxing authorities on or before the date hereof have been paid, except for such failures to so comply or to so pay such amounts that in the aggregate are not reasonably likely to have a Material Adverse Effect.

               (iv) To Seller's knowledge after due inquiry, there are at present no pending tax audits, assessments or other proceedings relating to Assumed Taxes or the assets pertaining thereto, and Seller has received no written notice of any such proceeding.

               (v)  Seller and Holdings have provided to
          Purchaser copies of all private rulings and closing agreements relating solely to Taxes of the Business or to any of the Purchased Assets or the Assumed
          Liabilities.

               (vi) There has been no claim of nexus or other taxing authority with respect exclusively to the Business by any tax jurisdiction in which Seller does not file returns relating to the Business.

               (vii) Seller's accounts receivable relating to the Business do not include any sales or other transfer
          Taxes with respect to any sale for which no invoice has been issued.

          CONDUCT OF BUSINESS

          (j) Since December 31, 1998, (I) other than changes resulting from either changes in general economic conditions or changes affecting the Business' industry generally, no event or events have occurred which have had or are reasonably likely to have a Material Adverse Effect and (II) Seller has not, with respect to the Business:

               (i) sold or transferred any material portion of its assets or property, except for (A) sales of inventory in the usual and ordinary course of business, and (B) cash applied in payment of Seller's liabilities in the usual and ordinary course of business, and except as permitted by this Agreement;

               (ii) suffered any loss, or any material
          interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God, in each case prior to the Execution Date, and, except as disclosed to Purchaser prior to the Closing Date;

               (iii) waived any material rights other than in the ordinary course of business;

               (iv) without limitation of any of the foregoing, conducted its business and operations other than in the usual and ordinary course of business consistent with past practice (this clause (iv) shall not be deemed to be breached by virtue of the entry by Seller into this Agreement or its consummation of the transaction contemplated hereby).

     Notwithstanding the foregoing, Seller in response to the liquidity problems of Seller has accelerated collections of accounts receivable, extended payments of accounts payable, and deferred certain capital expenditures, for the purpose of increasing the net cash flow of the Business. Such actions, and any such actions taken between the date hereof and the Closing Date, shall not constitute a breach of this paragraph (j) or of any other representation, warranty or covenant of Seller contained in this Agreement.

          CONTRACTS

          (k) As used herein, the term "Material Contracts" refers to the following undischarged written (and, either to the extent they constitute or include Purchased Assets or Assumed Liabilities or are known to Seller, oral) contracts, agreements, leases and other instruments to which Seller is a party with respect to the Business:

               (i)   agreements for the employment for any
          period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee or former employee of Seller who is or was employed in the conduct of the Business;

               (ii)  consulting agreements pertaining to the
          conduct of the Business;

               (iii) collective bargaining agreements covering employees employed in the conduct of the Business or in respect of which Purchaser or any of its Affiliates will be bound by reason of the transactions contemplated by this Agreement, and agreements with trade unions and work councils;

               (iv)  plans or contracts or arrangements
          providing for incentive compensation, equity (or equity based) compensation and deferred compensation;

               (v) agreements restricting in any manner the Business' right to compete with any other person or entity, restricting the Business' right to sell to or purchase from any other person or to employ any person, or restricting the right of any other party to compete with the Business or the ability of such person or entity to employ any of Seller's employees employed in the conduct of the Business;

               (vi) written agreements between Seller and any of its Affiliates relating to the Business, including with respect to the purchase of goods or the performance of services;

               (vii) agreements of agency, representation, distribution, or franchise relating to the Business which cannot be canceled by Seller without payment or penalty upon notice of sixty (60) days or less;

               (viii) service agreements affecting any of the Purchased Assets where the annual service charge is in excess of $25,000 or has an unexpired term as of the Closing Date in excess of one year;

               (ix) guaranties, performance, bid or completion bonds, or surety or indemnification agreements with respect to the Business;

               (x) leases or subleases with respect to the Business, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles to be assigned to Purchaser pursuant to this Agreement, where the lease or sublease provides for an annual rent in excess of (A)$25,000 and has an unexpired term as of the Closing Date in excess of one year or (B)$50,000;

               (xi) agreements between Seller and any person granting any right to use, license or sublicense, or practice any right under the Intellectual Property (other than with respect to "off-the-shelf" Software);

               (xii) any other agreements related to the Business which is to be assigned to Purchaser under this Agreement including, without limitation, agreements with customers, vendors and suppliers and which provides for the receipt or expenditure by Purchaser after such assignment of more than $50,000, except contracts for the purchase or sale of goods or the rendering of services in the ordinary course of business which are cancelable without penalty.

     The Disclosure Schedule contains a list of Material Contracts as of the Execution Date and (insofar as subparagraphs (ii), (iii), (iv), (v), (x) (insofar as real property is concerned) and (xi) are concerned) the Closing Date. All Material Contracts are binding upon the parties thereto. No default (or event which with notice or lapse of time or both would be a default) by Seller has occurred thereunder and, to Seller's knowledge, as of the Execution Date no default (or event which with notice or lapse of time or both would be a default) by the other contracting parties has occurred thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect. Seller is not a party to any undischarged Material Contract on behalf of the Business.

          (l) With the exception of provisions in contracts, leases, licenses and other instruments which prohibit the assignment of Seller's rights thereunder without the consent of the other party thereto, neither the execution, delivery and performance of this Agreement and Seller's Ancillary Documents by Seller nor the consummation by Seller of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of or result in (or give any party any right of) acceleration, termination or cancellation of any of the terms of any contract, lease, license, agreement, indenture, mortgage, debenture, note or other instrument related to the Business, which violations, conflicts, or results would in the aggregate be reasonably likely to have a Material Adverse Effect.

          (m) The Disclosure Schedule contains a list of all licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits, which are exclusively provided for in Section 4.3(r)) held by Seller as of the Execution Date with respect to the Business. Seller possesses all Permits which are required in order for the Seller to conduct the Business as presently conducted, except where the failure to possess such Permits would not in the aggregate be reasonably likely to have a Material Adverse Effect. All Permits possessed by Seller of a type referred to in the preceding sentence are, to the extent legally transferable and transferable without governmental approval, being transferred to Purchaser at the Closing.

          EMPLOYEES

          (n) With respect to employees of Seller employed in the conduct of the Business:

               (i) As used herein, the term "Pension Plans" refer to all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) that are sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade, or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Seller would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is a party, whether written or oral, for the benefit of employees or former employees of the Business. No Pension Plan is a multiemployer plan (as defined in Section 3(37) of ERISA);

               (ii) the Disclosure Schedule contains a true and complete list of those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) that are sponsored, maintained, or contributed to or required to be contributed to by Seller or an ERISA Affiliate for the benefit of employees or former employees of the Business (the "Welfare Plans");

               (iii) neither Seller nor any ERISA Affiliate of Seller has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; there is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any pension plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Seller or any ERISA Affiliate; and neither Seller nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan resulting in withdrawal liability, as such term is defined in
          Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
          Section 4207 or 4208 of ERISA); no liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due). Insofar as the representation made in this section 4.3(n)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Seller or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date;

               (iv)  the consummation of the transactions
          contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or
          (iii) otherwise cause any payment of compensation to any such employee or officer to be treated as not deductible as an excess parachute payment under section 280G(a) of the Code;

               (v) there has been no material failure of a Welfare Plan that is a group health plan (as defined in section 5000(b)(l) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). With respect to the Business, Seller has not contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of Seller has incurred a tax under section 5000(e) of the Code which is or could become a liability of Seller;

               (vi)  there are no pending or, to Seller's
          knowledge, threatened claims by or on behalf of any Welfare Plan or any Pension Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits);

               (vii) there is no request for union
          representation pending, or to Seller's knowledge, threatened against the Business;

               (viii) there are no pending or, to Seller's knowledge, threatened material unfair labor practice charges or employee grievance charges with respect to the Business;

               (ix) the Disclosure Schedule contains a list, as of the Execution Date, of all employees of Seller employed in the conduct of the Business as of February 28, 1999, whose annual salaries exceed $35,000 and said list correctly reflects their base salaries, bonuses, dates of employment and positions;

               (x)   except as set forth in the Disclosure
          Schedule, since the enactment of the WARN Act, Seller has not effectuated a "plant closing" or "mass layoff" (as defined in the WARN Act or any similar state, local or foreign law or regulation) affecting any site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business, without complying with the WARN Act or similar state, local or foreign law or regulation, and, during the ninety day period preceding the date hereof, none of Seller's employees in the Business has suffered an "employment loss" (as defined in the WARN Act or any similar state, local or foreign law or regulation); and

               (xi) no Accrued Employee Expense constitutes an excess parachute payment within the meaning of Section
          280G or Section 4999 of the Code.

     No inaccuracy in any of the foregoing subparagraphs of this paragraph (n) shall give rise to any breach of any of the representations and warranties herein contained except to the extent that such inaccuracy, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or to impose any liability or obligation on Purchaser which would not otherwise constitute an Assumed Liability.

          LITIGATION AND CLAIMS

          (o) As of the Execution Date and, except as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, threatened, against Seller or its Affiliates or (without limiting the generality of the foregoing), to Seller's knowledge, any of their respective employees, officers or directors with respect to or affecting the Business, and except for those which, if decided adversely to such party would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. As of the Execution Date and, except as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, there is no such litigation, proceeding or investigation pending, or to Seller's knowledge, threatened against Seller or its Affiliates with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto).

          (p) Seller is not, as of the Execution Date and, except as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) except for those the enforcement of which or compliance with which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (q) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 4.3(r) hereof), Seller is not (or since April 1, 1997 has not been), with respect to the Business, in violation of, or delinquent in respect of, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any federal, state or local governmental authority (or to which the properties, assets, personnel, business activities of the Business or the Real Estate or Leased Premises are subject or to which it, itself, with respect to the Business, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, except for such violations or delinquencies which in the aggregate are not reasonably likely to have a Material Adverse Effect.

          ENVIRONMENTAL MATTERS

          (r) (i) Seller, with respect to the Business, has obtained all permits, licenses and other authorizations that are required under the Environmental Laws for (A) the operation of the Business and (B) the ownership, use and operation of each location owned, operated or leased by Seller; all such permits, licenses and authorizations are in effect; no appeal nor any other action is pending to revoke any such permit, license or authorization; and Seller is in full compliance with all terms and conditions of all such permits, licenses and authorizations.

               (ii) Seller, with respect to the Business, has been and is in compliance with all applicable
          Environmental Laws.

               (iii) Seller has heretofore made available to Purchaser true and complete copies of all environmental studies made by or on behalf of Seller relating to each location owned, used or operated by Seller in connection with the Business, to the extent that such studies are in the possession of Seller.

               (iv)  There is no civil, criminal or
          administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, order, decree, judgment, notice or demand letter existing or pending, or to the knowledge of Seller, threatened, relating to Seller with respect to the Business or any property currently or formerly owned, operated or leased by Seller in connection with the Business, relating in any way to the Environmental Laws.

               (v) Seller has not, and to Seller's knowledge, no other person has, Released, discharged, or otherwise disposed, of any Hazardous Substances on, beneath or adjacent to any property formerly owned, operated or leased by Seller in connection with the Business, except for Releases of Hazardous Substances subject to a permit or authorization pursuant to or otherwise in conformity with applicable Environmental Law.

               (vi) No employee of Seller in the course of his or her employment with a Subsidiary, in connection with the Business, has been exposed to any Hazardous Substances during the course of his or her employment which is reasonably likely to give rise to any claim against Seller.

               (vii) Seller, in connection with the Business, has not received any notice or order from any governmental agency or private or public entity advising them that they are responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances and Seller, in connection with the Business, has not entered into any agreements concerning such Cleanup, nor is Seller, in connection with the Business, aware of any facts which might reasonably give rise to such notice, order or agreement.

               (viii) As of the Execution Date, and except as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, Seller, in connection with the Business, has not entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws (it being understood and agreed that none of such agreements, and none of the obligations thereunder, constitute Purchased Assets or Assumed Liabilities).

               (ix)  For purposes of this Agreement, the
          following terms have the meanings ascribed herein:

                    (A)  "Cleanup" shall mean all actions
               required to (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or
               (5) any administrative, judicial, or other proceedings related to the above.

                    (B)  "Environmental Laws" shall mean all
               foreign, federal, state and local laws,
               regulations, rules and ordinances, whether in effect as of the Execution Date or the Closing Date, relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

                    (C)  "Hazardous Substances" shall mean (i)
               any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or
               (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

                    (D) "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

     No inaccuracy in any of the foregoing subparagraphs of this paragraph (r) shall give rise to any breach of any of the representations and warranties herein contained except to the extent that such inaccuracy, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or to impose any liability or obligation on Purchaser which would not otherwise constitute an Assumed Liability.

          REAL ESTATE AND LEASED PREMISES

          (s) Holdings has full corporate power and authority to sell the Real Estate. The Real Estate is legally described in the Disclosure Schedule. Holdings holds, and will convey to Purchaser, fee simple title to the Real Estate, subject only to real estate taxes not yet delinquent and to covenants, conditions, restrictions and easements of record described in the Disclosure Schedule. The Real Estate is not subject to any leases or tenancies. The Real Estate constitutes all owned real property used primarily in, or relating primarily to, the Business. Holdings is not obligated under any option, right of first refusal or other contractual right, contained in the condominium declaration relating to the Real Estate or elsewhere, to sell the Real Estate or any interest therein to any person or entity other than Purchaser.

          (t) The Leased Premises are leased to Seller pursuant to written leases, true and complete copies of which have been made available to Purchaser. Seller is not in default under any term of any agreement relating to the Leased Premises nor, to Seller's knowledge, is any other party thereto in default thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (u) There are no condemnation proceedings pending or, to Seller's knowledge, threatened with respect to any material portion of the Real Estate.

          INTELLECTUAL PROPERTY

          (v) (i) Holdings or Seller is the owner of or has exclusive rights to use all of the Intellectual
          Property;

               (ii) the Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign copyright registrations, copyright applications patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property as of the Execution Date and, as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, excluding those trademarks, service marks and Internet domain names containing the term "Danka," owned by or under obligation of assignment to Holdings or Seller;

               (iii) except with respect to unregistered trademarks and service marks, each owner listed on the Disclosure Schedule is listed in the records of the appropriate governmental entity as the sole owner of record (except as otherwise indicated in the Disclosure Schedule);

               (iv) the Disclosure Schedule lists all Software, as defined hereinafter, which is owned ("Proprietary Software") or licensed, leased or otherwise used in the Business (other than "off-the-shelf" software) as of the Execution Date, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be;

               (v) the Disclosure Schedule sets forth a complete and accurate list of all agreements (other than agreements with respect to "off-the-shelf" software) between Seller or Holdings, on the one hand, and any person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property (collectively, "Intellectual Property Licenses");

               (vi) to Holdings' and Seller's knowledge, the conduct of the Business and the exercise of rights relating to the Intellectual Property does not infringe upon or otherwise violate, intellectual property rights of any Person;

               (vii) to Holdings' and Seller's knowledge, no person is infringing upon or otherwise violating any of the Intellectual Property;

               (viii) neither Holdings nor Seller has received notice of any claims, and, to Seller's knowledge, there are no pending claims, of any persons relating to the scope, ownership or use of any of the Intellectual Property;

               (ix) each copyright registration, patent and registered trademark and application therefor listed on the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks;

               (x) neither Holdings nor Seller has licensed or sublicensed its rights in any of the Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses; and

               (xi) all Proprietary Software set forth in the Disclosure Schedule was either developed (a) by employees of Holdings or Seller within the scope of their employment; or (b) by independent contractors who have assigned their right to Holdings or Seller pursuant to written agreements.

     As used herein "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any Web site which content and information relate exclusively to the Business. No inaccuracy in any of the foregoing subparagraphs of this paragraph (v) shall give rise to any breach of any of the representations and warranties herein contained except to the extent that such inaccuracy, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or to impose any liability or obligation on Purchaser which would not otherwise constitute an Assumed Liability.

          (w) (i) To Seller's knowledge, no Date Data and no Date-Sensitive Systems used by Seller with respect to the Business fails to be Year 2000 Compliant (as defined below), where such failure would be reasonably expected to have a Material Adverse Effect.

               (ii) Seller has sought written representations or assurances from each person that (A) provides Date-Sensitive Systems or Date Data to Seller which is material to the Business, (B) processes in any way Date Data for Seller which is material to the Business or
          (C) otherwise provides any material product or service to Seller with respect to the Business, that all of such entity's Date Data and Date-Sensitive Systems are Year 2000 Compliant, in each case except where the failure to be Year 2000 Compliant would not be reasonably likely to have a Material Adverse Effect.

               (iii) As used herein, "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that uses or processes any Date Data and that is installed, in development or on order by Seller for their internal use or for the use of third parties, or which Seller sells, leases, licenses, assigns or otherwise provides to any third party.
          "Year 2000 Compliant" means (A) with respect to Date Data, that such data is in proper format and accurate for all dates, including for those before, on or after December 31, 1999 and (B) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

          GENERAL

          (x) The Disclosure Schedule contains a list of assets and properties (i) which have a market value of greater than $5,000 or (ii) for which a replacement is not, in the exercise of the reasonable efforts of Purchaser, available to Purchaser, which assets and properties are used, but not primarily, in the conduct of the Business as of the Execution Date and, as supplemented by the Seller prior to the Closing Date, as of the Closing Date. The Purchased Assets, together with the Real Estate and the Holdings Intellectual Property, are sufficient to conduct the Business as it is presently being conducted, and the Purchased Assets, Real Estate and the Holdings Intellectual Property conveyed to Purchaser on the Closing Date will be sufficient to enable Purchaser to continue to conduct the Business as it is presently being conducted.

          (y) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

          (z) On the Closing Date, and after giving effect to the sale of the Business, (i) the assets of Seller, at a fair valuation, shall exceed the sum of its liabilities, and the present fair saleable value of its assets shall exceed its probable liability on its existing debts as they become absolute and matured, (ii) Seller shall have sufficient capital with which to conduct its business, and (iii) immediately following the Closing, Seller shall have debts only within its ability to pay as they mature.

          (aa) The Disclosure Schedule sets forth correct and complete lists of (i) the thirty (30) largest (by dollar volume) customers of the Business during the fiscal year most recently completed prior to the Execution Date and (ii) the thirty (30) largest (by dollar volume) vendors of the Business during the calendar year most recently completed prior to the Execution Date. Except as set forth in the Disclosure Schedule, to the knowledge of Seller, there are, as of the Execution Date and, except as disclosed to Purchaser prior to the Closing Date, as of the Closing Date, no outstanding material disputes with any customer or vendor listed on the lists provided pursuant to the immediately preceding sentence and no such customer or vendor has refused to continue to do business with the Business or has stated its intention not to continue to do business with the Business.

          (bb) To Seller's knowledge, neither Seller nor any of its respective directors, officers, agents, employees or any other persons acting on its behalf has, in connection with the operation of the Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of
     Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

     4.4  Limitation on Warranties.  Except as set forth in
Section 4.3, Seller makes no express or implied warranty of any kind whatsoever, including with respect to (a) any information furnished by Seller or its financial advisor, WP, or any of Seller's other representatives or agents, (b) the physical condition or value of any of the Purchased Assets or (c) the future profitability or future earnings performance of the Business. Purchaser agrees that neither Seller nor any other person or entity shall have any liability to Purchaser or any other person resulting from the distribution of any information to Purchaser, or Purchaser's use of any information, documents or materials made available to Purchaser in any form. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     4.5 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge as of the Closing Date of Mark Wolfinger, David Berg, Ronald Petrucci, Dennis Gilmour and Steve Atkins, the chief executive officer and the chief financial officer of Seller, the senior legal officer or officers of Seller in charge of legal matters and regulatory compliance relating to the Business and senior officers of Seller in charge of employee and human resource matters relating to the Business, in each case without giving effect to imputed knowledge.


                            ARTICLE V

                   Conduct Prior to the Closing

     5.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.

     5.2 Seller's Obligations. The following are Seller's obligations:

          (a) Subject to applicable law and privilege, Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating to the Business and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

          (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, those contracts, leases, or other instruments, which are enumerated in Exhibit A attached hereto (the "Material Consents").

          (c) Seller shall use reasonable efforts and make every good faith attempt (and shall cooperate with Seller) to obtain the consents to the assignment of, or the issuance to Purchaser of a replacement Permit with respect to those Permits which are enumerated in Exhibit B attached hereto (the "Material Permits").

          (d) Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practices other than the practices described in the penultimate sentence of Section 4.3(j).

          (e) Seller shall cooperate with Purchaser and any Affiliate of Purchaser to (i) engage in such discussions with the customers, resellers, agents and vendors of the Business, as Purchaser may reasonably request, relating to the transactions contemplated hereby and (ii) as Purchaser may reasonably request, facilitate the smooth transition of ownership of the business to Purchaser.

          (f) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents (the "Bank Consents") required pursuant to that certain Credit Agreement (the "Credit Agreement") dated as of December 5, 1996 among DBS, Dankalux Sarl & Co. SCA, Holdings, NationsBank, National Association and the other banks signatory thereto (collectively with NationsBank, National Association, the "Banks"), as amended with respect to the consummation of the transactions contemplated hereby.

          (g) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not, with respect to the conduct of the Business:

               (i)  incur or commit to incur any capital
          expenditures in connection with the Business not set forth in the Disclosure Schedule in excess of $50,000 in the aggregate;

               (ii) prepay any material obligations of the Business;

               (iii) establish, adopt, enter into or amend any collective bargaining agreement, increase the compensation payable to any employee employed in the conduct of the Business except in the ordinary course of business consistent with past practice, increase compensation payable to any officer of the Business, enter into any employment, deferred compensation, termination, severance or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee engaged in the Business, increase the benefits payable under any existing severance or termination pay policies or agreements or adopt any new employee benefit or pension plan;

               (iv) other than in the ordinary course of business consistent with past practice, transfer any employee of the Business to any other business of Seller or any Affiliate, or transfer any employee of any other business of Seller or any Affiliate to the Business;

               (v) sell, transfer, assign or otherwise dispose of any material asset or property of the Business except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of liabilities of the Business in the usual and ordinary course of business; or

               (vi) change any method of accounting or accounting practice.

     5.3 Purchaser's Obligations. The following are Purchaser's obligations:

          (a) Purchaser shall comply with its obligations under that certain letter agreement, dated December 2, 1998 between DBS and Purchaser as amended or supplemented from time to time (the "Confidentiality Letter").

          (b) In the event that any Permit or Environmental Permit which is to be assigned to Purchaser is not assignable, and Purchaser needs such Permit or Environmental Permit in order to operate the Business, Purchaser shall use its reasonable efforts and make every good faith attempt (and Seller shall cooperate with Purchaser) to obtain such Permit or Environmental Permit at Seller's expense.

          (c) Purchaser shall (i) use its reasonable efforts and make every good faith attempt to obtain for the benefit of Seller unconditional releases of Seller's obligations and liabilities, and substitute and replace itself for Seller, under each surety, performance, fidelity or similar bond and other similar obligation with respect to the Business in each case listed in Schedule 5.3(c) (collectively, the "Bonds") or (ii) if unable to obtain the foregoing with respect to any Bond after the use of its reasonable efforts and every good faith attempt, obtain a back-up bond or insurance over each such unreleased and/or unreplaced Bond, by issuers and in amounts reasonably satisfactory to Seller, in order to assure Seller that it will have no obligations or liabilities under the Bonds. Nothing herein contained shall relieve Purchaser of its liability hereunder to duly and fully perform all obligations for which the Bonds were given as security.

     5.4 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:

          (a) Without implication that such laws apply to the transaction contemplated hereby, except as specifically provided in Section 5.4(b), none of Seller, Holdings or Purchaser shall comply with the provisions of any laws relating to bulk sales.

          (b) Seller and Purchaser shall use their reasonable efforts to obtain all available statutory or regulatory clearances or exemptions from state and local sales, use and transfer Taxes with respect to the transfer of the assets purchased under this Agreement. To the extent it is determined that clearances or proof of exemption cannot be obtained from one or more of the relevant taxing authorities but either of the parties reasonably believes that sales, use and/or transfer Tax is not due with respect to the transfer of specific assets being sold, the parties agree to obtain and be bound by the written opinion of a law firm with a nationally recognized state income tax practice or an internationally recognized firm of independent public accountants. If the party contesting the applicability of the Tax is not the party responsible for such Tax under
     Section 12.2, such contesting party shall be solely responsible for the cost of obtaining such opinion. The party or parties liable for such Taxes under section 12.2 shall indemnify, defend and hold the other party hereto and its Affiliates harmless from, against and in respect of any loss imposed on, sustained, incurred or suffered by or asserted against the other, directly or indirectly relating to or arising out of or resulting from the failure to withhold or pay any such Taxes at the Closing. The limitations contained in Article X shall not apply to the indemnity provided hereunder.

          (c) Each party shall, promptly after becoming aware thereof, give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

          (d) No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue as if originally made on and as of the Closing Date (other than, in the case of Seller, changes in the ordinary course of business consistent with past practice which do not in the aggregate have a Material Adverse Effect).

          (e) Each party shall use its respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as possible. Without limitation of the generality of the immediately preceding sentence, each of the parties agrees that it will negotiate in good faith with respect to the Transition Services Agreement, the Supply Agreement and the Sub-Sublease, in each case, as described in Section 8.8.

          (f) The parties shall forthwith make all filings and perform all acts required by them respectively under the Hart-Scott-Rodino Act; and, in addition to the conditions set forth in Article VI, Seller's and Purchaser's obligation under this Agreement shall each be conditional upon the expiration or early termination of the waiting period set forth in the Hart-Scott-Rodino Act and the rules promulgated thereunder.

          (g) If any objections are asserted with respect to the transactions contemplated hereby under any United States antitrust or similar law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated hereby as violative of any such law, each of Purchaser and Seller and their Affiliates shall use its reasonable efforts (including, if but only if so determined by Purchaser, agreeing to hold separate or divest, or enter into a consent decree or licensing or other arrangement with respect to, any of the businesses, operations or assets of Purchaser or any of its Affiliates,) as may be required in order to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, neither Purchaser and its Affiliates nor Seller and its Affiliates shall be required to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or agree to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or permit the sale, holding separate, other disposition or licensing of, any assets of Purchaser, Seller or their respective Affiliates or the conduct of their business in a specified manner (whether as a condition to obtaining any approval from a governmental entity or any other Person or for any other reason) (i) if such sale, holding separate, other disposition or licensing or the conduct of their business in a specified manner is not conditioned on the Closing or (ii) unless Purchaser determines otherwise; and provided further, however that, except as set forth in the immediately preceding proviso,
     (i) Purchaser shall control all decisions with respect to this Section 5.4(g) and, in particular, Seller shall not, without the prior written consent of Purchaser, agree, but shall, if so directed by Purchaser, agree to, in so far as the Business is concerned, hold separate or divest any of its businesses or operations or assets used therein or enter into a consent decree or licensing or other arrangement with respect to any such businesses or operations or assets used therein. In addition, nothing contained herein will require Purchaser or its Affiliates to agree (and Seller shall not agree in so far as the Business and employees engaged therein are concerned unless directed to do so by Purchaser or its Affiliates, in which event they shall agree) to any matter with trade unions or worker councils or similar bodies in connection with the consummation of the transactions contemplated hereby.


                            ARTICLE VI

                      Conditions to Closing

     6.1 Conditions to Seller's Obligations. In addition to the condition set forth in Section 5.4(f), the obligation of Seller to sell the Purchased Assets is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XI:

          (a) The representations and warranties made by Purchaser shall be true and correct in all respects as if originally made on and as of the Closing Date except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifiers therein) which in the aggregate do not have any adverse effect on Purchaser's obligations hereunder or under Purchaser's Ancillary Documents.

          (b) All material obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all material obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

          (c) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (d) Purchaser shall have delivered to Seller the written opinions of Skadden, Arps, Slate, Meagher & Flom, LLP and Martin Wagner, Associate General Counsel of Xerox Corporation, addressed to Seller, dated as of the Closing Date, in substantially the forms contained in Exhibit C attached hereto.

          (e)  The Bank Consent shall have been obtained.

     6.2 Conditions to Purchaser's Obligations. In addition to the condition set forth in Section 5.4(f), the obligation of Purchaser to purchase the Purchased Assets is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:

          (a) The representations and warranties made by Seller shall be true and correct in all respects as if originally made on and as of the Closing Date (except to the extent any specific representation and warranty is expressly made as of an earlier date, in which case (with respect to such representation and warranty) as of such date), except for failures of representations or warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein including, but not limited to, the last sentence of paragraphs (n), (r) and (v) of
     Section 4.3) which, individually or in the aggregate, are not having and are not reasonably expected to have, a Material Adverse Effect.

          (b) All material obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all material obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

          (c) The Bank Consent and all of the Material Consents shall have been obtained, and all of the Material Permits shall have been assigned to Purchaser, or a replacement Permit with respect thereto shall have been issued to Purchaser.

          (d) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

          (e) Seller shall have delivered to Purchaser the written opinion of Altheimer & Gray, counsel to Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

          (f) Seller shall have delivered to Purchaser the written opinion of Clifford Chance, solicitor for DBS, substantially in the form of Exhibit E attached hereto.

          (g) Danka Group B.V. shall have agreed to sell and assign to Purchaser the Intellectual Property owned by Danka
     Group B.V. which is used primarily in the Business.


                           ARTICLE VII

                             Closing

     7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     7.2 Purchaser's Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in Sections 5.4(f) and 6.2, Purchaser shall execute and/or deliver to Seller and Holdings all of the following:

          (a)  the DOIC Cash Amount to Seller, the Holdings Cash
     Amount to Holdings and $2,000 to Danka Group B.V. in consideration for the Intellectual Property being sold by Danka Group B.V.;

          (b) a certified copy of Purchaser's Certificate of Incorporation and By-laws;

          (c) certificates of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Texas and New York;

          (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

          (e) a certified copy of resolutions of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary
     Documents;

          (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that: (i) Purchaser's representations and warranties to Seller are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (ii) that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived in writing by Seller, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed); and (iii) all documents to be executed by Purchaser and delivered at the Closing have been executed by duly authorized officers of Purchaser;

          (g) an assumption agreement, duly executed by Purchaser, under which Purchaser assumes the Assumed
     Liabilities;

          (h) each of the Transition Services Agreement, the Supply Agreement and the Sub-Sublease described in Section
     8.8;

          (i) a certificate of insurance, reflecting the coverages set forth in Section 8.7;

          (j) valid resale certificates with respect to the Purchased Assets where applicable; and

          (k) such other documents from Purchaser as may reasonably be required in order to effectuate the Closing, which documents are contemplated (i) hereby and (ii) by the Purchaser's Ancillary Documents.

     7.3 Seller's, DBS's and Holdings' Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in Sections 5.4(f) and 6.1, Seller, DBS and Holdings, as applicable, shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

          (a) certified copies of each of Seller's, DBS's and Holdings' Certificate of Incorporation and By-laws or equivalent organizational documents, as applicable;

          (b) certificates of good standing or equivalent documents of each of Seller, DBS and Holdings, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Delaware and Texas;

          (c) an incumbency and specimen certificate with respect to the officers of DBS executing the DBS Guaranty on behalf of DBS, an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller, and an incumbency and specimen signature certificate with respect to the officers of Holdings executing this Agreement and Seller's Ancillary Documents on behalf of Holdings;

          (d) certified copies of resolutions of (i) Seller's board of directors and of Holdings' board of directors, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents and (ii) DBS's board of directors authorizing the execution, delivery and performance of the DBS Guaranty;

          (e) a bill of sale, in such form as Purchaser reasonably requests, executed by Seller, conveying all of the tangible personal property included in the Purchased
     Assets to Purchaser;

          (f) an assignment, in such form as Purchaser reasonably requests, to Purchaser, executed by Seller assigning to Purchaser all of the Purchased Assets (other than tangible personal property), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets. To the extent necessary in the reasonable opinion of Purchaser's counsel, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of such Purchased Assets, and where applicable, in the form reasonably required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

          (g) assignments, in such form as Purchaser reasonably requests, to Purchaser assigning to Purchaser all of the Intellectual Property (including any such Intellectual Property owned directly by Holdings or Danka Group B.V.) To the extent necessary in the reasonable opinion of Purchaser's counsel, Seller, Holdings and/or Danka Group B.V., as applicable, shall also execute and deliver (in recordable form where required) separate assignments of any of such Intellectual Property and the goodwill associated therewith, where applicable, in the form reasonably required by the applicable governmental agencies with whom the assignments must be filed;

          (h) a closing certificate duly executed by the President of Seller (or any other senior officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that: (i) Seller's representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made (except to the extent any specific representation and warranty is expressly made as of an earlier date, in which case (with respect to such representation and warranty) as of such date), or, if any such representations or warranties are untrue in any respects, specifying the respects in which the same are untrue; (ii) all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived in writing by Purchaser, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (iii) all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

          (i) the Bank Consent, together with releases of all liens in the Purchased Assets, the Holdings Intellectual
     Property or the Real Estate, held by the Banks pursuant to the Credit Agreement;

          (j) a bargain and sale deed with covenants against grantor's acts with respect to the Real Estate, executed by Holdings, together with any necessary transfer declarations;

          (k) copies of the Material Consents which have been obtained;

          (l) each of the Transition Services Agreement, the Supply Agreement and the Sub-Sublease described in Section
     8.8;

          (m)  the schedule of terminated employees described in
     Section 2.3(g);

          (n) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser; and

          (o) such other documents as may reasonably be required from Seller and/or Holdings in order to effectuate the Closing, which documents are contemplated (i) hereby and
     (ii) by the Seller's Ancillary Documents.


                           ARTICLE VIII

                     Post-Closing Agreements

     8.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.

     8.2  Inspection of Records.

          (a) Seller shall make its books and records (and shall use reasonable efforts to make available work papers in the possession of its accountants, and other than books and records delivered to Purchaser hereunder) available for inspection by Purchaser, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven
     (7) year period after the Closing Date, or for such longer period of time as may be required to comply with Section 8.3, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the Business, or the Assumed Liabilities.
     Such records shall be made available at Seller's executive office. As used in this Section 8.2, the right of inspection includes the right to make extracts or copies.

          (b) Purchaser shall make available to Seller the books and records delivered by Seller to Purchaser in connection with the Closing, subject to the same terms and conditions as those set forth in Section 8.2(a) with respect to books and records of Seller.

          (c) The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Purchaser, as the case may be, shall use reasonable efforts to make available at the requesting party's expense, personnel (for reasonable periods of time) of Seller or Purchaser, as the case may be, for purposes of investigation, depositions and testimony.
     In addition, Purchaser shall give reasonable assistance to Seller, through Purchaser's employees and without cost to Seller, in order for Seller to record entries relating to the closing of Seller's books relating to the Business, to prepare and file Tax returns related to the Business and to reconcile Intercompany Accounts.

     8.3  Certain Tax Matters.

          (a) Seller and Holdings shall make a good-faith estimate of the total amount of the Property Taxes, the Assumed Taxes and excess of the Property Taxes over the Assumed Taxes (such excess being referred to as the "Retained Property Tax," and such estimated excess being referred to as the "Estimated Retained Property Tax"), all as of the Closing Date, based on the most recent ascertainable financial information of the Business. No later than three (3) days prior to the Closing Date, Seller and Holdings shall provide to Purchaser a schedule setting forth such estimates, together with sufficient background information to allow Purchaser to determine how such amounts were determined. Such estimates shall be subject to reasonable review by Purchaser. At the Closing, Seller and Holdings shall deliver to Purchaser amounts in cash equal to the Estimated Retained Property Taxes. Following the Closing, from time to time as the actual amount of each of the Retained Property Taxes becomes known, if (x) the Estimated Retained Property Tax exceeds the actual Retained Property Tax with respect thereto, Purchaser shall forthwith pay the excess to Seller or Holdings, as applicable, and (y) if the actual Retained Property Tax with respect to any such Tax exceeds the Estimated Retained Property Tax, Seller or Holdings, as applicable, shall forthwith pay the excess to Purchaser.

          (b) With respect to Property Taxes, Purchaser shall prepare and file (and, to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents for distribution to third parties, with respect to such Property Taxes, all in a timely and proper fashion and as may be necessary or appropriate to assure that Seller, Holdings and Purchaser shall be in full and prompt compliance with law, and shall pay all Property Taxes shown on such returns as due and payable. Purchaser shall upon the request of Seller forthwith provide to Seller proof of its compliance with the foregoing. Except as set forth above, Seller shall be responsible for filing all returns for Taxes relating to the Purchased Assets, the Assumed Liabilities and the income and operation of the Business before the Closing, regardless of when such returns are due.

          (c) The parties understand and agree that this Agreement shall be interpreted, and that the parties shall administer their dealings in relation to this Agreement, so as to effect the following principles relating to Taxes:

               (i) Purchaser shall be responsible for (A) all Taxes arising out of the ownership and operation of the Business beginning on the day after the Closing Date, including Taxes relating to the Unassigned Assets (Purchaser shall be treated as the owner of the Unassigned Assets for tax purposes), (B) the Assumed Taxes, (C) sales, use and other transfer Taxes included in invoices issued to Seller pertaining to Assumed Trade Debts or included in accrued vendor payables in
          Section 2.2(b), (D) employment Taxes reflected in Accrued Employee Expenses, and (E) the sales and transfer Taxes to the extent provided in Section 12.2.

               (ii) Except as set forth in Section 8.3(c)(i) and
          Section 12.2, Seller and Holdings shall be responsible for all Taxes arising out of the ownership and operation of the Business up to and including the Closing Date. Without limiting the generality of the foregoing, Seller and Holdings shall be responsible for sales, use and other transfer Taxes included in Accounts Receivable that are Purchased Assets.
          Seller's and Holdings' responsibility for Taxes, as set forth above, shall prevail irrespective of the manner in which any payment of Taxes or obligation to pay Taxes (or the right to any credit, deposit or refund of Taxes) is reflected in the financial statements of Seller or Holdings.

               (iii) The party responsible for any Tax pursuant to Section 8.3(c)(i) and (ii) shall be entitled to all credits for and deposits and refunds of such Tax.

     8.4 Use of Trademarks; References to Seller. Seller shall cease to use and shall not license or permit any third party to use any name, trade dress, service mark, slogan, logo or trademark and the like which is deceptively similar to any of the trademarks or service marks which constitute Purchased Assets
hereunder.   Except as provided in Section 1.4(p), nothing set
forth in this Agreement shall prevent Seller from using or licensing to use the name and mark "Danka" and any name or mark incorporating the name "Danka". Purchaser may refer to the Business as formerly being Seller's for a period of one year following the Closing.

     8.5 Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the accounts receivable of the Business, Seller shall deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser and, pending such delivery, shall hold it in trust for Purchaser.

     8.6 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims (as herein defined) subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article X, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     8.7  Products Liability Insurance.

          (a) Seller will provide Purchaser 30 days prior to closing, a schedule of insurance relating to the business, assets or operations of Seller. The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year and the past 4 years. Seller is responsible for all claims that relate to the Purchased Assets and that occurred prior to the Closing.

          (b) Purchaser will provide Seller 30 days prior to closing, a schedule of insurance relating to the business, assets or operations of Purchaser relating to the Purchased Assets. The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year. Purchaser is responsible for all claims that relate to the Purchased Assets and that occur after the Closing.

     8.8  Post Closing Services.

          (a) If requested by Purchaser, for a period of one year following the Closing Date, Seller shall continue to provide Purchaser with headquarters administrative services of the type presently provided to the Business, as requested by Purchaser (excluding tax (other than reporting on sales and property Taxes), legal, internal audit, treasury, human resources (other than payroll services) and insurance services) and shall cooperate with Purchaser in transitioning the services of service providers, all pursuant to a transition services agreement (the "Transition Services Agreement") with such terms and conditions as shall be mutually reasonably agreeable to the parties.

          (b) For a period of three months following the Closing Date, Purchaser shall have the right to continue to occupy the sales offices which the Business presently shares with other divisions of DBS or Seller and which are located in Denver, Colorado, Irvine, California, Portland, Oregon, Woodland Hills, California, Birmingham, Alabama, Charlotte, North Carolina, Jacksonville, Florida, Memphis, Tennessee, Nashville, Tennessee, Raleigh, North Carolina, San Antonio, Texas, West Palm Beach, Florida, Chicago, Illinois, Columbus, Ohio, Detroit, Michigan, Indianapolis, Indiana, Kansas City, Missouri, Louisville, Kentucky, Minneapolis, Minnesota, St. Louis, Missouri, Boston, Massachusetts, New York, New York, Philadelphia, Pennsylvania, Stamford, Connecticut and Washington, D.C. In connection therewith, Seller shall pursuant to the Transition Services Agreement charge Purchaser amounts for rent and other costs determined based on the proportion of each such property used by the Business.

          (c) For a period of two (2) years following the Closing pursuant to a supply agreement to be reasonably agreed upon by the parties prior to the Closing Date, Seller shall continue to purchase from Purchaser certain parts and supplies and Purchaser shall sell to Seller parts and supplies, it being agreed that the terms of such supply agreement (the "Supply Agreement") shall provide, among other commercially reasonable terms, that purchases of such parts and supplies shall total $10,000,000 over the two (2) year period, and that if such amount is not purchased during that period, Seller shall pay to Purchaser an amount in cash at the end of such period equal to twenty percent (20%) of the amount by which $10,000,000 exceeds the amount of parts and supplies purchased thereunder.

          (d) Seller shall sub-sublease to Purchaser the real property commonly known as 9715 Burnet Road, Austin, Texas and currently subleased by Seller, and improvements thereon, subject to Seller obtaining any required consents for such sublease (as to which Seller shall use its reasonable efforts to obtain all such required consents promptly following the Execution Date), pursuant to a sub-sublease (the "Sub-Sublease") to be mutually reasonably agreeable to the parties prior to the Closing Date, it being agreed that the terms of the Sub-Sublease shall provide, among other commercially reasonable terms, for two (2) year term at a monthly rent of $63,000 and that Seller shall have the right to sell the property that is subject to the lease thereunder. In connection therewith, Seller shall use its reasonable efforts without cost to Seller to deliver, or cause to be delivered, to Purchaser (i) a non-disturbance agreement in form reasonably satisfactory to Purchaser providing in substance that First Security Bank of Utah (Owner Trustee under Danka Trust 1995-1) (the "Trust") will not name or join Purchaser or Seller as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to the Trust under the Ground Lease (the "Prime Lease") dated June 13, 1994 between the Trust, as lessor, and Holdings, as lessee, and to the further effect that if either (A) the Prime Lease shall terminate or be terminated by reason of Holdings' default thereunder or (B) the Prime Lease shall terminate by reason of Holdings' voluntary surrender thereof, then the Trust shall recognize Seller as the direct tenant of the Trust on the terms and conditions contained in the Sublease Agreement (the "Sublease") dated March 31, 1998 between Holdings, as sublessor, and Seller, as sublessee; and (ii) a non-disturbance agreement in form reasonably satisfactory to Purchaser providing in substance that Holdings will not name or join Purchaser as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Holdings under the Sublease, and to the further effect that if either (A) the Sublease shall terminate or be terminated by reason of Seller's default thereunder or (B) the Sublease shall terminate by reason of Seller's voluntary surrender thereof, then Holdings shall recognize Purchaser as the direct tenant of Holdings on the terms and conditions contained in the sub-sublease to be entered into between Seller and Purchaser pursuant to this Section 8.8(d).

     8.9 Non-Assignment. Notwithstanding any provision to the contrary contained herein, in the event and to the extent that Seller is unable to obtain any required consent, approval or amendment required to assign any contract, agreement, lease, license, permit or approval constituting part of the Purchased Assets (the "Unassigned Assets"):

          (a)  the Unassigned Assets shall not constitute
     Purchased Assets except as provided in Section 8.3(c)(i) and to the extent provided below;

          (b) Seller shall, at the direction of Purchaser and at Purchaser's sole cost and with full indemnification from Purchaser, use their reasonable efforts to (x) provide or cause to be provided to Purchaser the benefits of any Unassigned Assets, (y) cooperate in any arrangement, reasonable and lawful as to Seller, as Purchaser may request, which is designed to provide such benefits to Purchaser and (z) enforce for the account of Purchaser any rights of Seller arising from such Unassigned Assets, including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser; and

          (c) Purchaser shall use its reasonable efforts to perform the obligations of Seller arising under such Unassigned Assets, to the extent that, by reason of the transactions consummated pursuant to this Agreement, Purchaser has control over the resources necessary to perform such obligations.

          (d) Purchaser shall indemnify and hold harmless Seller and its representatives from and against any damages arising out of or resulting from Purchaser's performance or failure to perform under such Unassigned Assets and from and against any damages arising out of or resulting from any action or inaction taken by Seller at the direction of Purchaser pursuant to this Section 8.9.

Seller shall, without further consideration therefor, pay and remit to Purchaser promptly all monies, rights and other considerations received in respect of such performance. If and when any such consent shall be obtained or Unassigned Assets shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all rights and obligations thereunder to Purchaser without the payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all liability thereunder. The parties agree that the above provisions shall apply in a like manner to rights of indemnification, claims and causes of action against third parties which would otherwise constitute Purchased Assets or Assumed Liabilities. Subject to the adjustments required by Section 3.6, as between the parties hereto, any Unassigned Assets shall nonetheless be treated as though such Unassigned Asset was assigned and transferred and was, in fact, a Purchased Asset and the liabilities arising thereunder constituted Assumed Liabilities to the same extent as provided in Section 2.2(c). In the event that any contracts to which Seller and one or more of its Affiliates are jointly parties (or pursuant to which goods and/or services are provided to Seller and one or more of its Affiliates) are assigned or transferred pursuant to this Agreement, then from and after the Closing Purchaser shall, if and to the extent requested by Seller, take such action as is necessary to, and cooperate with Seller in its efforts to, remove such Affiliate as a party to such contract. It is expressly agreed that Seller's only obligation with respect to any contract with any governmental agency or instrumentality shall be to reasonably cooperate with Purchaser and to use reasonable efforts in obtaining any consents or novations necessary to effect the transfer of such contract to Purchaser. Nothing contained in any transfer document required to be executed by Seller in connection with the transfer of any such governmental contract shall alter or in any manner affect the status of such contract as a Purchased Asset and/or an Assumed Liability hereunder or relieve Purchaser of its obligations or liabilities with respect thereto or in connection therewith, including pursuant to Article X hereof.

     8.10 Use of Seller's Trademarks. Purchaser may continue to use, until exhausted, but in no event more than six months following the Closing Date, the supplies of stationery, invoices, order forms, packaging material and the like which are on hand as of the Closing Date which bear any of Seller's or its Affiliates' trademarks or service marks which are not included in the Purchased Assets or the Intellectual Property, as long as Purchaser shall affix thereto a sticker or stamp indicating Purchaser's ownership of the Business.

     8.11 Non-Solicitation. In furtherance of the sale of the Purchased Assets and the Business to Purchaser hereunder by virtue of the transactions contemplated hereby, Seller covenants and agrees that none of Seller nor any of its Affiliates will (nor will Seller or any of its Affiliates join with any third party in any joint venture or alliance to) or which:

          (a) for a period ending on the date which is eighteen months after the Closing Date, induce or attempt to persuade any customer of the Business as of the Closing Date to terminate or fail to renew or continue such business relationship with the Business to any location at which the Business sells products as of the Closing Date with respect to such customer (a "Customer Location"); or

          (b) for a period ending on the first anniversary of the Closing Date, solicit the employment of or hire or engage in any discussion with any person who is currently or immediately prior to the Closing Date an officer or Key Employee (as herein defined) of Seller with respect to the Business or any person who is an officer or Key Employee of Purchaser whose primary employment duties are with respect to Purchaser's operation of the Business while such person is in the employ of Purchaser or its Affiliates.

     Except as provided in Article IX, Purchaser covenants and agrees that, without implication that the contrary would otherwise be true, until the first anniversary of the Closing Date neither Purchaser nor any of its Affiliates shall solicit the employment of or hire or engage in any discussion with any person who is an officer or Key Employee of Seller while such person is in the employ of Seller. The term "solicitation" as used in such sentence and such clause shall not include solicitations which are not targeted at particular individuals, such as "help wanted" advertising. This Section shall survive the Closing of this Agreement. Seller and Purchaser acknowledge that the provisions of this Section 8.11, including the periods of restriction, the geographical areas of restriction and the restraints imposed are fair and reasonably required for the protection of the other party hereto. In the event that any of the provisions of this Section 8.11 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Each party hereto acknowledges that any breach of its obligations under this Section 8.11 may result in irreparable injury to the other party hereto, for which such other party may not have an adequate remedy at law. In the event of any such breach, the non-breaching party may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against the breaching party for injunctive relief, specific performance or both, and seek to have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance. The prevailing party in any action seeking to enforce the provisions of this Section 8.11 shall obtain reimbursement of its actual costs and attorneys' fees in connection with such action. In the event of a breach of any covenant set forth in this Section 8.11, the term of such covenant will be extended by the period of the duration of such breach. This Section 8.11 will be binding on (i) Seller and any successor of Seller if Seller is acquired by, or enters into any business combination with any entity or (ii) any purchaser of all or part of the assets of Seller's business. Seller agrees that it will use reasonable efforts to cause any purchaser of any portion of the operations of it and its Affiliates (other than purchases of inventory in the ordinary course of business and of isolated assets) to agree to comply with the provisions of clause
(a) of the first sentence of this Section 8.11 as if applicable to it in the same manner as it is applicable to the Seller, and to deliver a written copy of such agreement to the Purchaser. Nothing herein shall be deemed to prevent Seller and its Affiliates from, directly or indirectly, selling or seeking to sell office equipment at any Customer Locations or continuing to conduct their respective businesses, other than the Business, as such businesses are being conducted as of the Closing Date. As used herein, "Key Employee" shall mean with respect to the Seller, all Field Sales employees, Sales Management employees, and Service Technicians, and with respect to Purchaser, any person with a job classification at or above the Site Manager job classification (Salary Band D), Business Development Managers, Account Managers, and all employees with an Information Management or Information Technology area of specialization.

     8.12 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary or reasonably requested by Purchaser to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.


                            ARTICLE IX

               Employees and Employee Benefit Plans

     9.1 Employment of Seller's Employees. On the Closing Date, Purchaser shall offer to employ or to continue to employ as of the Closing Date each of Seller's employees (whether active or, for a period of less than 90 days, inactive) employed in the conduct of the Business (each an "Affected Employee") in positions, at compensation, with benefits and upon terms and conditions which are each separately no less favorable to the Affected Employee than the position, compensation, benefits or terms or conditions applicable to similarly situated employees of Seller as in effect on the date hereof. Subject to the express provision of Section 2.3(g), Purchaser shall not take any action which would result in Seller having any liability under the WARN Act or any similar state or local law. Each Affected Employee who has actually commenced employment with Purchaser (whether active or, for a period of less than 90 days, inactive) is hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees." Except for voluntary resignations and deaths, Purchaser shall continue to employ each Transferred Employee until at least the last day of the second full calendar month commencing after the Closing Date, but may at any time terminate any Transferred Employee for cause or in connection with normal seasonal layoffs.

     9.2 Welfare Benefits. From and after the Closing Date, Purchaser shall be solely liable for all claims and liabilities under welfare plans which are incurred on or following the Closing Date. From and after the Closing Date, Purchaser shall, at no expense to Seller, provide the benefits, if any, required pursuant to section 4980B of the Code or Part 6 of subtitle B of Title I of ERISA for any person who is or becomes entitled to such continuation with respect to the Business from Seller or Purchaser at any time. Purchaser shall cover all Transferred Employees and their eligible dependents and beneficiaries with group medical benefits, and all waiting periods and pre-existing conditions under such benefits shall be waived. Purchaser shall contribute or pay with respect to incentive bonus plans or arrangements for the plan year in which the Closing occurs an amount which is no less than the amount accrued for the period up to the Closing on the books and records of Seller and its Affiliates for a contribution to such plan for such plan year and shall cause benefits to be provided to each participant in such plan in an amount which is no less than the amount which is accrued for the period up to the Closing with respect to such participant on the books and records of Seller and its Affiliates for such plan year. All payments under this paragraph (b) shall be made within seven (7) days of the determination of such eligibility or contribution by Purchaser, as the case may be.

     9.3 401(k) Plan. As soon as practicable after the Closing Date, Purchaser shall establish or designate an individual account plan qualified under Section 401(a) of the Code and containing a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code ("Purchaser's 401(k) Plan") which shall cover the Transferred Employees. As soon as practicable following the Closing Date, Purchaser shall deliver to Seller (a) a copy of a letter issued by the Internal Revenue Service in which the Internal Revenue Service makes a favorable determination as to the qualification of Purchaser's 401(k) Plan under the Code or (b) an opinion of counsel that Purchaser's 401(k) Plan satisfies the qualification requirements of the Code. Upon receipt of the foregoing, each Transferred Employee who is a participant in the Danka Corporation 401(k) Profit Sharing Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Purchaser's 401(k) Plan, subject to and in accordance with the provision of such plans and applicable law.

     9.4 Liabilities Accrued Prior to Closing. Except to the extent accrued on the Closing Date Balance Sheet or as provided in Section 9.2, all liabilities and expenses owed to Transferred Employees, which are incurred prior to the Closing Date or relate to any period prior to the Closing Date, will be paid to such Transferred Employee by Seller prior to the Closing Date or as soon as practicable thereafter.

     9.5 Vacation. Effective as of the Closing Date, Purchaser shall grant vacation days or hours determined under the Seller's vacation program applicable to each Transferred Employee. The vacation days or hours granted by Purchaser hereunder shall be provided under a program no more restrictive than the vacation policy of Purchaser and its Affiliates.


                            ARTICLE X

                         Indemnification

     10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X.

     10.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

          (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, costs and expenses (including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses incurred in investigating or defending a Third Party Claim) and shall include consequential damages, damages consisting of business interruption or lost profits (regardless of the characterization thereof) and damages in diminution in value of the Business, in each case as reasonably foreseeable; it being understood that any punitive damages imposed on a Purchaser Indemnitee in connection with a Third Party Claim shall constitute "Damages" hereunder;

          (b) "Indemnified Party" shall mean, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this
     Article X;

          (c) "Indemnifying Party" shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification under this Article X to another party hereto;

          (d) "Third Party Claim" shall mean any action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

     10.3 Indemnification Obligations of Seller. Subject to the provisions of Sections 10.4 and 10.8, Seller and Holdings shall, jointly and severally, indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from, relating to, or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement (it being agreed by the parties hereto that such representations and warranties shall for purposes of this Article X be deemed to have been made again at the Closing) or in any closing document delivered to Purchaser in connection with this Agreement without regard to (i) any requirement in any representation or warranty contained herein that an event or fact be material or have a Material Adverse Effect on the Business, and (ii) any other reference to (including any qualification based upon or upon the absence of) materiality or Material Adverse Effect contained in such representation or warranty;

          (b) any breach by Seller or Holdings of, or failure by Seller or Holdings to comply with, any of its covenants or obligations under this Agreement, or any breach by Seller of any of its covenants or obligations under Seller's Ancillary Documents (including, without limitation, its obligations under this Article X);

          (c) the failure to discharge when due any liability or obligation of Seller or Holdings (other than the Assumed
     Liabilities) including, without limitation, any and all Excluded Liabilities;

          (d) the solicitation by Seller, Holdings and their financial and other advisors of any offers for the acquisition of the Business or for all or any part of the operations of DBS and its Affiliates (including, without limitation, offers related to the current sales process in which DBS is engaged with the assistance of WP) resulting in claims by any third party for breach of contract, breach of agreement in principle or tortious interference or the like with respect to a sale of all or any portion of the Business (either alone or together with any other operations of DBS and its Affiliates);

The parties hereto agree that all recoveries by Purchaser
Indemnitees pursuant to this Section 10.3 shall be treated as an adjustment to the Purchase Price under Article III.

     10.4 Limitation on Seller's Indemnification Obligations.
Seller's obligations pursuant to the provisions of Section 10.3 are subject to the following limitations:

          (a) (i) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) until the total amount which Purchaser Indemnitees would recover under Section 10.3(a), but for this Section 10.4, exceeds 1.5% of the Cash Amount, and then the Purchaser Indemnitees shall be entitled to recover only for the excess over 1.5% of the Cash Amount; it being understood and agreed that any amounts which are not recoverable by Purchaser Indemnitees pursuant to clause
          (ii) of this Section 10.4(a) shall not be considered in determining whether Purchaser Indemnitees are entitled to recover Damages pursuant to this clause (i);

               (ii) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) solely by virtue of the application of the parenthetical clause of Section 10.3(a) until the total amount which Purchaser Indemnitees would recover solely by virtue of such application, but for this Section 10.4(a)(ii), exceeds $90,000, and then the Purchaser Indemnitees shall be entitled to recover for such matters only for the excess over $90,000;

          (b) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) for any matter or any series or group of related matters, unless the Purchaser Indemnitees' Damages with respect thereto exceeds $10,000, in which event such Damages shall, subject to the other provisions of this Section 10.4, be recoverable in full without regard to the limitation contained in this Section 10.4(b);

          (c) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3(a) unless a claim has been asserted by written notice, specifying the details to the extent then known of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the Survival Date with respect thereto, except with respect to Sections
     4.3 (a), (c), (d) and (e) as to which such a claim may be asserted at any time. "Survival Date" shall mean (i) with respect to Sections 4.3(i) and (n), the latter of (A) six months after the expiration of the statute of limitations related to the subject matter thereof and (B) the fifth anniversary of the Closing Date, (ii) with respect to Sections 4.3(h) and (r), the fifth anniversary of the Closing Date, and (iii) with respect to all other representations and warranties of Seller contained herein, the day which is 545 days after the Closing Date; provided, that, if a claim or notice has been given with respect to such indemnification prior to such date, the right to indemnification in connection with such claim shall continue indefinitely until such claim and right to indemnification is finally resolved;

          (d) each basis for indemnification hereunder is independent of, and shall not be subject to or limited by, any limitations applicable to any other such basis;

          (e) the Purchaser Indemnitees shall not be entitled to recover under Section 10.3:

               (i) with respect to punitive damages, except to the extent punitive damages are included within the definition of Damages, as described in Section 10.2(a);

               (ii) with respect to any inaccuracy in or breach of any representation and warranty by or of Seller which is contained herein if Seller establishes that at or before the Execution Date Purchaser had actual knowledge of the inaccuracy or breach of representation and warranty. For purposes of this Agreement, the "knowledge" of Purchaser shall be deemed to be limited to the actual knowledge of Paul Ricci, James Rulmyr, Martin Wagner, Mark Sheivachman and, to the extent not included in the foregoing, those employees of Purchaser and its Affiliates who have significant experience in transactions similar to the transactions contemplated hereby who participated in the review and/or evaluation of the Business, and/or the transactions contemplated hereby or who were active in negotiating any particular portion of this Agreement or any of Purchaser's Ancillary Documents, in each case without giving effect to imputed knowledge;

               (iii) with respect to the nonassignability or nontransferability of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser;

               (iv) to the extent the aggregate claims under
          Section 10.3(a) and 10.3(b) of the Purchaser
          Indemnitees exceed 20% of the Cash Amount;

               (v)  to the extent of any recovery of any
          Purchaser Indemnitee actually obtained (A) under insurance policies (including title insurance policies) or (B) from any third party pursuant to the rights in and to claims, rights of indemnification or causes of action described in Section 1.2(r), it being understood that the Purchaser Indemnitees shall in good faith pursue recovery against the insurers or such third parties, as the case may be, with the same degree of diligence as they use to pursue claims against Purchaser's insurers or third parties, as the case may be, generally in the conduct of the business of the Purchaser Indemnitees;

               (vi) to the extent the matter in question is reflected as a liability or in a specific reserve therefor on the Closing Date Balance Sheet or results in a reduction in the calculation of the Closing Date Adjusted Stockholders' Equity;

               (vii) without limiting the generality of anything contained in Article IX hereof, with respect to any claim by or liability to any employee employed by Seller with respect to the Business arising as the result of the termination of such employee's employment with Purchaser or any action by Purchaser subsequent to the Closing Date (and Purchaser agrees to indemnify Seller for all such matters);

          (f) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 10.3 shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 10.3; provided, however, that any such income tax benefit shall be netted against such recovery only upon the actual economic realization of such benefit to the Purchaser Indemnitees. For purposes of this section 10.4(e), a tax benefit shall be economically realized at the time and to the extent that either (i) the tax cost to Purchaser is reduced by reason of such state of facts, or (ii) Purchaser receives a tax refund by reason of such state of facts, but only if tax counsel to Purchaser has not concluded that the benefit of such tax reduction or refund is subject to substantial risk.

     10.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns (collectively, "Seller Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X or any of Purchaser's Ancillary Documents);

          (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities when due, provided, that Seller shall not discharge or pay any such Assumed Liability without the consent of Purchaser, which consent may not be unreasonably withheld or delayed;

          (d) other than as specifically enumerated in paragraphs (a) through (n) of Section 2.3, any liabilities with respect to the Business which arise in the ordinary course of the Business, first arise or are first asserted after the third anniversary of the Closing Date and constitute Excluded Liabilities; provided, however, that the obligation of Purchaser to indemnify the Seller Indemnitees pursuant to this Section 10.5(d) shall be limited to $180,000;

          (e) subject to Section 2.3(g) any plant closing or mass layoff following the Closing which violates the WARN
     Act or any similar state or local law at any facility of the Business;

          (f) acts or omissions of Purchaser after the Closing Date, including, without limitation, Purchaser's operation of the Business after Purchaser's acquisition thereof or relevant portion thereof, except as set forth in Section 2.3(g); or

          (g)  any obligation of Seller under any Bond.

     10.6 Cooperation. Subject to the provisions of Section 10.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     10.7 Third Party Claims. Except as otherwise provided in Sections 10.8 and 10.9, forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.7, the Indemnifying Party shall acknowledge its indemnification obligations as provided in this Article X in writing to the Indemnified Party and accept the defense thereof (provided, that, if the Indemnifying Party does not accept the defense of such Third Party Claim, it shall so notify the Indemnified Party in sufficient time such that it is not prejudiced thereby), then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party; provided, that, (i) Seller shall not agree to any settlement that affects the Business or the manner in which it is conducted following the Closing without Purchaser's consent, which may not be unreasonably withheld or delayed and (ii) the Indemnifying Party will not have the right to conduct the defense if under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such claim, in which event the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in connection with such defense in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of a Third Party Claim pursuant to the second sentence of this Section 10.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party and the Indemnifying Party shall have granted its approval therefor, which approval shall not be unreasonably withheld or delayed. If, pursuant to this Section 10.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

     10.8 Environmental Indemnities. Upon any Purchaser Indemnitee becoming aware of the occurrence of any event or the existence of any state of facts in respect of which the Purchaser Indemnitee will seek indemnification with respect to a claim for breach of any of the representations and warranties contained in
Section 4.3(r) or, without limiting the generality of Section 4.3(r), an Excluded Liability under Section 2.3(k) (an "Environmental Claim"), and thereafter:

          (a) Purchaser will give to Seller prompt notice specifying in reasonable detail the basis for the Environmental Claim;

          (b) Purchaser will promptly deliver to Seller copies of all draft and final environmental reports, studies, surveys, test data and reports, assessments, cost estimates and all other information available to it relating to or supporting the Environmental Claim;

          (c) Purchaser will permit representatives of Seller (including advisors and consultants) to visit and inspect from time to time any of the properties to which the Environmental Claim relates, and to enter on such properties from time to time for the purpose of conducting such environmental tests as Seller may reasonably desire with respect to the Environmental Claim, all during normal business hours and at Seller's expense;

          (d) unless required to do so by applicable law, no Purchaser Indemnitee shall give notice to any governmental authority of the event or of the existence of the state of facts that may give rise to an Environmental Claim without the prior written consent of Seller, which consent shall not unreasonably be withheld, and in any event the Purchaser Indemnitee shall give Seller reasonable prior written notice of any discussions or communications between any Purchaser Indemnitee (or representative or advisor thereof) and any governmental authority relating to the Environmental Claim and Seller shall be entitled to participate in such discussions or communications;

          (e) Purchaser shall cause to be furnished to Seller drafts of all proposed remediation plans not less than ten business days prior to the date on which they are required to be submitted to any applicable governmental authorities, give Seller a reasonable opportunity to comment on such draft plans, and give due and reasonable consideration to all changes proposed by Seller or its representatives thereto except to the extent such changes would be inconsistent with existing law;

          (f) without limiting the generality of paragraphs (a) through (f) above, except in the case of an emergency involving a significant threat to public health or the environment or in a circumstance where action is required by law, Purchaser shall not undertake any remedial or other action in respect of the Environmental Claim without the prior written consent of Seller, which consent shall not unreasonably be withheld.

     10.9 Tax Indemnities. In the case of any indemnity relating to Taxes, the person against which the taxing jurisdiction asserts liability (whether as taxpayer, transferee or otherwise) shall be responsible for handling and controlling all administrative proceedings and litigation relating to such Taxes. If the taxing authority asserts liability against both parties, the Indemnitee shall be responsible for handling and controlling administrative proceedings and litigation relating to such Taxes. At its own expense, the Indemnitor shall have the right to participate in any proceedings so controlled by the Indemnitee and to review all correspondence with the taxing authority relating to such proceedings. The Indemnitee shall not settle any such matter without the prior consent of the Indemnitor, but the Indemnitor shall not unreasonably withhold such consent. At any time, Seller or any Subsidiary may opt out of settling its share of any such settlement.

     10.10 Indemnification Exclusive Remedy. Except for claims or causes of action based on fraud or otherwise as expressly provided herein, indemnification pursuant to the provisions of this Article X shall following the Closing be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof.
Without limiting the generality of the preceding sentence, following the Closing (i) no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto (or a Purchaser Indemnitee or Seller Indemnitee not a party hereto) against any other party hereto with respect to any matter that is the subject of this Article X (including with respect to each of the failure to discharge any Excluded Liability or any Environmental Claim), (ii) Purchaser, for itself and the other Purchaser Indemnitees, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law, including legal action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state or local law, regulation or ordinance or any similar rules of law embodied in the common law and (iii) the only action which may be asserted by any Purchaser Indemnitee with respect to any Environmental Claim shall be a contract action to enforce, or to recover Damages pursuant to this Article
X. Nothing herein contained shall limit Seller's right (although it shall not have any obligation) to pursue (whether separately, simultaneously or in seriatim) recovery under one or more of the insurance policies maintained by Purchaser pursuant to
Section 8.7 hereof, Seller's own insurance policies or this
Article X. The pursuit of one or more of such remedies by Seller shall not be deemed to be a waiver of the right to pursue any other remedy.


                            ARTICLE XI

                 Effect of Termination/Proceeding

     11.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.

     11.2 Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the
Closing:

          (a) by the mutual written consent of Purchaser and Seller;

          (b)  by prompt notice given in accordance with
     Section 12.5, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on July 31, 1999, unless the waiting period under the Hart-Scott-Rodino Act has not expired or been terminated, in which event such date shall be extended to August 31, 1999; provided, however, that the right to terminate this Agreement under this
     Section 11.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

          (c) by the party entitled to the benefit thereof, if any condition set forth in Section 6.1 or Section 6.2 shall become impossible to fulfill;

          (d) by Purchaser if the Bank Consent shall not have been obtained by July 31, 1999; and

          (e) by Seller, if DBS has received a bona fide offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, distribution or other transaction involving the sale, to any person other than Purchaser or its Affiliates, by DBS, by one or more subsidiaries of DBS or by the stockholders of DBS, of all or substantially all of the businesses of DBS, including the Business (including, without limitation, through the acquisition by any person of 50% or more of the entire share capital of DBS).

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     11.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 11.2:

          (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

          (b) the Confidentiality Letter shall remain in effect notwithstanding any provision to the contrary contained therein with respect to the execution of a definitive purchase agreement; and

          (c)  Seller shall pay Purchaser the sum of $2,500,000
     (the "Termination Fee") if this Agreement is terminated (i) by Purchaser pursuant to Section 11.2(d); or (ii) by Seller pursuant to Section 11.2(e).

Any payment required to be made pursuant to Section 11.3(c) hereof shall be made not later than five business days after all conditions giving rise to the obligation to pay such fee under
Section 11.3(c) have been met. In no event shall more than one Termination Fee be payable. All payments under Section 11.3(c) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. This Section 11.3 shall survive any termination of this Agreement.

     11.4 Remedies. Notwithstanding any termination right granted in Section 11.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

          (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of each breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto whether or not such party shall have actual knowledge of such breach and the Closing shall nonetheless occur, except, however, to the extent that Purchaser Indemnitees are not permitted to recover Damages pursuant to Section 10.4(d)(ii);

          (b) decline to close, terminate this Agreement as provided in Section 11.2, and thereafter seek damages to the extent permitted in Section 11.5; or

          (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

     11.5 Right to Damages. Except as provided in Section 11.3(c), if this Agreement is terminated pursuant to Section 11.2, neither party hereto shall have any claim against the other except, if no Termination Fee is payable pursuant to Section 11.3(c) and if the circumstances giving rise to such termination were caused by the other party's intentional breach of the representations, warranties or covenants set forth herein, in which event termination pursuant to Section 11.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.


                           ARTICLE XII

                          Miscellaneous

     12.1 Fees. Seller shall pay all fees and expenses charged by WP.

     12.2 Sales and Transfer Taxes. Purchaser, on the one hand, Seller or Holdings, on the other hand, as the case may be, shall pay one-half of all gross receipts and gross income, sales, use, excise, stamp and transfer and conveyance taxes and customary duties arising in connection with the sale and transfer of the Purchased Assets, the Real Estate and the Holdings Intellectual Property to Purchaser pursuant to this Agreement.

     12.3 Definition of Reasonable Efforts. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the phrases "reasonable efforts" and "reasonable efforts to cause," when used with reference to efforts to be made by a party hereto or any of its Affiliates:

          (a) shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services;

          (b) shall require such party and its Affiliates to act in good faith and with all reasonable promptness and dispatch with respect thereto; and

          (c) shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's and its Affiliates' efforts in connection therewith.

     12.4 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases concerning this transaction shall be made only with the prior consent of the other party, not to be unreasonably withheld or delayed (and, in any event, Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release). The parties agree that any such press releases may state the amount of the Cash Amount.

     12.5 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by hand, by facsimile, by nationally recognized private courier or by United States mail, postage prepaid, registered or certified mail, return receipt requested, shall be deemed given on the date of receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or deposited with a nationally recognized private courier on or before two (2) business days after its delivery by facsimile.
All notices shall be addressed as follows:

               If to Seller or Holdings
               Addressed to
               Danka Office Imaging Company
               11201 Danka Circle North
               St. Petersburg, Florida 33716
               Attention: Chief Executive Officer
                          and General Counsel
               Telecopier: (727) 579-0832

               with a copy to

               Altheimer & Gray
               10 South Wacker Drive
               Suite 4000
               Chicago, Illinois  60606
               Attention: David W. Schoenberg
               Telecopier:  (312) 715-4800

               And, if such notice pertains to tax matters, with an additional copy to

               Danka Office Imaging Company
               11201 Danka Circle North
               St. Petersburg, Florida 33716
               Attention: Jean Berry
               Telecopier:  (727) 568-4270

               If to Purchaser
               Addressed to

               Xerox Corporation
               800 Long Ridge Road
               Stamford, CT 06904
               Attention: Paul Ricci
               Telecopier:  (203) 968-4566

               with a copy to

               Xerox Corporation
               800 Long Ridge Road
               Stamford, CT 06904
               Attention: General Counsel
               Telecopier: (203) 968-4301

               And, if such notice pertains to tax matters, with an additional copy to

               Xerox Corporation
               800 Long Ridge Road
               Stamford, CT 06904
               Attention: Mark Sheivachman
               Telecopier:  (203) 968-3601

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.5.

     12.6 Expenses. Except as set forth in Articles X or XI, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses.

     12.7 Entire Agreement. This Agreement, the Purchaser's Ancillary Documents and Seller's Ancillary Documents (the Purchaser's Ancillary Documents and Seller's Ancillary Documents together being referred to herein as the "Ancillary Agreements") and the Confidentiality Letter constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The Disclosure Schedule being delivered simultaneously herewith shall be deemed to constitute exceptions to the representations and warranties set forth in Section 4.3 to the extent specified therein. Each other exhibit and schedule shall be considered incorporated into this Agreement and the Ancillary Agreements. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Agreements. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Agreements. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the Seller's Ancillary Documents delivered by Seller pursuant to the provisions of this Agreement. In connection with Purchaser's investigation of the Business, Purchaser has received from or on behalf of Seller certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Purchaser shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

     12.8 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Section 11.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     12.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     12.10 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     12.11 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

     12.12 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     12.13 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     12.14 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     12.15 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     12.16 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     12.17 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     12.18 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The word "including," means "including, without limitation."

     12.19 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in New York. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the Southern District of New York, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 12.5, and service so made shall be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

     12.20 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term                                          Where Found

Accounting Firm. . . . . . . . . . . . . . . . . . . .3.5(c)(iii)
Accounts Receivable. . . . . . . . . . . . . . . . . . . . 1.2(e)
Accrued Employee Expenses. . . . . . . . . . . . . . . . . 2.2(b)
Adjusted Stockholders' Equity. . . . . . . . . . . . . . . 3.5(a)
Adjustment Date. . . . . . . . . . . . . . . . . . . . . . 3.5(b)
Affected Employee. . . . . . . . . . . . . . . . . . . . . . .9.1
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . 4.2(f)
Agreement  . . . . . . . . . . . . . . . . . . . . . . . Guaranty
Ancillary Agreements . . . . . . . . . . . . . . . . . . . . 12.7
Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . .2.1
Assumed Taxes. . . . . . . . . . . . . . . . . . . . . . . 2.2(e)
Assumed Trade Debts. . . . . . . . . . . . . . . . . . . . 2.2(a)
Bank Consents. . . . . . . . . . . . . . . . . . . . . . . 5.2(f)
Banks. . . . . . . . . . . . . . . . . . . . . . . . . . . 5.2(f)
Bonds. . . . . . . . . . . . . . . . . . . . . . . . . . . 5.3(c)
Business . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Cash Amount. . . . . . . . . . . . . . . . . . . . . . . . . .3.1
Cleanup. . . . . . . . . . . . . . . . . . . . . . .4.3(r)(ix)(A)
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.3
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .3.3
Closing Date Adjusted Stockholders' Equity . . . . . . . . 3.5(b)
Closing Date Balance Sheet . . . . . . . . . . . . . . . . 3.5(b)
Code . . . . . . . . . . . . . . . . . . . . . . . . . .4.3(i)(i)
Confidentiality Letter . . . . . . . . . . . . . . . . . . 5.3(a)
Control. . . . . . . . . . . . . . . . . . . . . . . . . . 4.2(f)
Credit Agreement . . . . . . . . . . . . . . . . . . . . . 5.2(f)
Customer Location. . . . . . . . . . . . . . . . . . . . .8.11(a)
Damages. . . . . . . . . . . . . . . . . . . . . . . . . .10.2(a)
Date Data. . . . . . . . . . . . . . . . . . . . . . .4.3(w)(iii)
Date-Sensitive System. . . . . . . . . . . . . . . . .4.3(w)(iii)
DBS. . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . .4.1
Disputed Amount. . . . . . . . . . . . . . . . . . . . .3.5(c)(i)
DOIC Cash Amount . . . . . . . . . . . . . . . . . . . . . . .3.1
Environmental Claim. . . . . . . . . . . . . . . . . . . . . 10.8
Environmental Laws . . . . . . . . . . . . . . . . .4.3(r)(ix)(B)
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . .4.3(n)(i)
ERISA Affiliate. . . . . . . . . . . . . . . . . . . . .4.3(n)(i)
Estimated Retained Property Tax. . . . . . . . . . . . . . 8.3(a)
Excluded Assets. . . . . . . . . . . . . . . . . . . . . . 1.1(a)
Excluded Liabilities . . . . . . . . . . . . . . . . . . 2.1, 2.3
Execution Date . . . . . . . . . . . . . . . . . . . . . Preamble
Financial Statements . . . . . . . . . . . . . . . . . . . 4.3(f)
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
Hart-Scott-Rodino Act. . . . . . . . . . . . . . . . . . . 4.2(c)
Hazardous Substances . . . . . . . . . . . . . . . .4.3(r)(ix)(C)
Holdings . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Holdings Cash Amount . . . . . . . . . . . . . . . . . . . . .3.1
Holdings Intellectual Property . . . . . . . . . . . . . . 1.1(b)
Indemnified Party. . . . . . . . . . . . . . . . . . . . .10.2(b)
Indemnifying Party . . . . . . . . . . . . . . . . . . . .10.2(c)
Intellectual Property. . . . . . . . . . . . . . . . . . . 1.2(p)
Intellectual Property Licenses . . . . . . . . . . . . .4.3(v)(v)
Intercompany Accounts. . . . . . . . . . . . . . . . . . . 1.4(c)
Inventories. . . . . . . . . . . . . . . . . . . . . . . . 1.2(a)
Joint Claims . . . . . . . . . . . . . . . . . . . . . . . 1.2(r)
Key Employee . . . . . . . . . . . . . . . . . . . . . . . . 8.11
Knowledge. . . . . . . . . . . . . . . . . . . . . . .10.4(e)(ii)
KPMG . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5(b)
Leased Premises. . . . . . . . . . . . . . . . . . . . . . 1.2(d)
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(h)
Material Adverse Effect. . . . . . . . . . . . . . . . . . 4.3(b)
Material Consents. . . . . . . . . . . . . . . . . . . . . 5.2(b)
Material Contracts . . . . . . . . . . . . . . . . . . . . 4.3(k)
Material Permits . . . . . . . . . . . . . . . . . . . . . 5.2(c)
Obligations. . . . . . . . . . . . . . . . . . . . . . . Guaranty
PBGC . . . . . . . . . . . . . . . . . . . . . . . . .4.3(n)(iii)
Pension Plans. . . . . . . . . . . . . . . . . . . . . .4.3(n)(i)
Permits. . . . . . . . . . . . . . . . . . . . . . . . . . 4.3(m)
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . 4.3(h)
Prepaids . . . . . . . . . . . . . . . . . . . . . . . . . 1.2(l)
Prime Lease. . . . . . . . . . . . . . . . . . . . . . . . 8.8(d)
Property Taxes . . . . . . . . . . . . . . . . . . . . . . 2.2(e)
Proprietary Software . . . . . . . . . . . . . . . . . 4.3(v)(iv)
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .3.1
Purchased Assets . . . . . . . . . . . . . . . . . . . . . 1.1(a)
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . Preamble
Purchaser Indemnitees. . . . . . . . . . . . . . . . . . . . 10.3
Purchaser Material Adverse Effect. . . . . . . . . . . . . 4.2(a)
Purchaser's 401(k) Plan. . . . . . . . . . . . . . . . . . . .9.3
Purchaser's Ancillary Documents. . . . . . . . . . . . . . 4.2(b)
Real Estate. . . . . . . . . . . . . . . . . . . . . . . . 1.1(b)
Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . 12.3
Reasonable Efforts to Cause. . . . . . . . . . . . . . . . . 12.3
Release. . . . . . . . . . . . . . . . . . . . . . .4.3(r)(ix)(D)
Retained Property Tax. . . . . . . . . . . . . . . . . . . 8.3(a)
Seller . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Seller Indemnitees . . . . . . . . . . . . . . . . . . . . . 10.5
Seller's Ancillary Documents . . . . . . . . . . . . . . . 4.3(c)
Software . . . . . . . . . . . . . . . . . . . . . . . 4.3(v)(xi)
Statement. . . . . . . . . . . . . . . . . . . . . . . . . 3.5(b)
Statement of the Closing Date Adjusted
 Stockholders' Equity  . . . . . . . . . . . . . . . . . . 3.5(b)
Sub-Sublease . . . . . . . . . . . . . . . . . . . . . . . 8.8(d)
Sublease . . . . . . . . . . . . . . . . . . . . . . . . . 8.8(d)
Supply Agreement . . . . . . . . . . . . . . . . . . . . . 8.8(c)
Survival Date. . . . . . . . . . . . . . . . . . . . . . .10.4(c)
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . .4.3(i)(i)
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .4.3(i)(i)
Termination Fee. . . . . . . . . . . . . . . . . . . . . .11.3(c)
Third Party Claim. . . . . . . . . . . . . . . . . . . . .10.2(d)
Transferred Employees. . . . . . . . . . . . . . . . . . . . .9.1
Transition Services Agreement  . . . . . . . . . . . . . . 8.8(a)
Trust. . . . . . . . . . . . . . . . . . . . . . . . . . . 8.8(d)
Unassigned Assets. . . . . . . . . . . . . . . . . . . . . . .8.9
WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(g)
Welfare Plans. . . . . . . . . . . . . . . . . . . . . 4.3(n)(ii)
Year 2000 Compliance . . . . . . . . . . . . . . . . .4.3(w)(iii)

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                   SELLER:

                                   DANKA OFFICE IMAGING COMPANY

                                   By:___________________________
                                      Its:_______________________


                                   HOLDINGS:

                                   DANKA HOLDING COMPANY

                                   By:___________________________
                                      Its:_______________________



                                   PURCHASER:

                                   XEROX CORPORATION

                                   By:___________________________
                                      Its:_______________________

                             GUARANTY

     In consideration of the execution by Purchaser of the foregoing Asset Purchase Agreement between Seller and Purchaser (the "Agreement"), the undersigned does hereby guarantee full and prompt payment and performance of the obligations of Seller as set forth in the Agreement, in the Ancillary Agreements, and in the other documents executed by Seller in connection therewith, subject in each case to the limitations set forth therein (which obligations, subject to such limitations, are referred to herein as the "Obligations"), in each case as if the Obligations were direct and primary obligations of the undersigned. The guaranty evidenced hereby is a guaranty of payment and performance and not a guaranty of collection. The undersigned further agrees to pay the expenses and costs (including, without limitation, reasonable attorneys' fees and expenses) incurred by Purchaser and its Affiliates in connection with any successful action, suit or proceeding brought or maintained against the undersigned to enforce this Guaranty. In addition, the undersigned (i) joins in and agrees to be bound by Sections 6.2(g), 7.3(g), 8.11 and 12.4 of the Agreement and (ii) agrees to cause Danka Group B.V. to sell to Purchaser the Intellectual Property owned by Danka Group B.V. which is used primarily in the Business, for a purchase price of $2,000.

     The undersigned hereby agrees that, except as herein provided, its obligations under this Guaranty shall be unconditional, irrespective of (a) any change in the time, manner or place of payment, time or manner of performance or any other term of the Obligations or (b) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment or satisfaction of the Obligations in full.

     The undersigned hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of receivership or bankruptcy of Seller or protest or notice with respect to the Obligations, and all demands whatsoever (and, except as provided in the first paragraph hereof, the undersigned shall not require that the same be made on Seller as a condition precedent to the undersigned's obligations hereunder), and covenants that this Guaranty will not be discharged except by complete performance of the Obligations and any other obligations contained herein.

     Purchaser and each of its Affiliates is hereby authorized, without notice or demand and without affecting the liability of the undersigned hereunder, to, from time to time: (a) extend the time for payment of the Obligations, (b) accept partial payments on the Obligations and (c) settle, release, compromise, collect or otherwise liquidate the Obligations, in any manner, without affecting or impairing the obligations of the undersigned hereunder, provided that any such settlement, release, compromise, collection or liquidation shall reduce the Obligations pro tanto.

     The undersigned consents and agrees that neither Purchaser nor any of its Affiliates shall be under any obligation to marshall any assets in favor of the undersigned or against or in payment of any or all of the Obligations. The undersigned further agrees that, to the extent that Seller or any of its Affiliates makes a payment or payments on account of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Seller or such Affiliate, its estate, trustee or receiver or any other party, including, without limitation, the undersigned, by any court of competent jurisdiction under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or the part thereof that has been paid, reduced or satisfied by such amount, and the undersigned's obligations under this Guaranty with respect thereto, shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

     The undersigned waives all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor and notices of acceptance of this Guaranty, except as required or permitted pursuant to the terms of the Agreement.

     The failure in any one or more instances of a party to the Agreement or to any of the Ancillary Agreements to insist upon performance of any one of the terms, covenants or conditions thereof, to exercise any right or privilege conferred therein, or the waiver by said party of any breach of any of the terms, covenants or conditions thereof, shall not be construed as a subsequent waiver of any of such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     This Guaranty shall be binding upon the undersigned and upon the successors and assigns of the undersigned and shall inure to the benefit of Purchaser, its Affiliates, and their respective successors, legal representatives and permitted assigns. All references herein to Seller or any of its Affiliates shall be deemed to include their respective successors and assigns (who shall include, without limitation, a receiver, trustee or debtor in possession of or for Seller or any of its Affiliates). All references to the singular shall be deemed to include the plural where the context so requires. Nothing in this Guaranty, express or implied, is intended to confer on any person other than the undersigned and the parties to the Agreement and the Ancillary Agreements, and their respective Affiliates, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Guaranty.

     THIS GUARANTY HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN LONDON, ENGLAND, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK, AND THE UNDERSIGNED AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF NEW YORK, NEW YORK, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS GUARANTY, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED MAIL, DIRECTED TO THE UNDERSIGNED AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. THE UNDERSIGNED WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL AFFECT THE RIGHT OF PURCHASER TO BRING ANY ACTION OR PROCEEDING AGAINST THE UNDERSIGNED OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     This Guaranty shall continue until all of the terms, covenants and conditions of the Agreement and the Ancillary
Agreements have been fully performed by Seller, but shall then be returned to the undersigned.

     Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement.

Dated as of June ___, 1999


                         Danka Business Systems, PLC



                         By__________________________________
                              (Name and Title)